    As filed with the Securities and Exchange Commission on October 1, 2003

                                                  Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                       Under The Securities Act of 1933

                               -----------------

                         VELOCITY EXPRESS CORPORATION
            (Exact name of registrant as specified in its charter)

                     Delaware                  87-0355929
                  (State or other            (I.R.S Employer
                  jurisdiction of          Identification No.)
                 incorporation or
                   organization)

                         7803 Glenroy Road, Suite 200
                         Minneapolis, Minnesota 55439
                                (612) 492-2400

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               -----------------

Wesley Fredenburg          Copy to:                Jonathan B. Abram, Esq.
 General Counsel                                    Dorsey & Whitney LLP
  and Secretary                                     50 South Sixth Street
  7803 Glenroy                                Minneapolis, Minnesota 55402-1498
 Road, Suite 200                                       (612) 343-7962
  Bloomington,
 Minnesota 55439
 (612) 492-2405

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

======================================================================================
    Title of Each                             Proposed       Proposed
       Class of                               Maximum        Maximum       Amount of
    Securities to            Amount        Offering Price   Aggregate     Registration
    be Registered       to be Registered     per Share    Offering Price      Fee
--------------------------------------------------------------------------------------
Series I
Convertible
Preferred
Stock, $0.004
par value.............  8,409,091 shares       $2.20(1)    $18,500,000(1)    $1,497
--------------------------------------------------------------------------------------
Rights(2).............    8,409,091(3)            --             --            --
--------------------------------------------------------------------------------------
Common Stock,
 $0.004 par
 value,
 issuable upon
 conversion of
 Series I Preferred(4)  84,090,910 shares         --             --            --
--------------------------------------------------------------------------------------
   Total..............                                                       $1,497
======================================================================================

(1)Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price has been calculated as follows: 8,409,091 shares of Series I Preferred are issuable upon exercise of 8,409,091 shares of subscription rights at a subscription price of $2.20 per right.
(2)The rights are being issued without consideration.
(3)Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.
(4)Pursuant to Rule 457(i), the additional consideration to be received in connection with the exercise of the conversion privilege, if any, shall be added to the proposed offering price of the convertible securities.

                               -----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                 SUBJECT TO COMPLETION, DATED OCTOBER 1, 2003
PROSPECTUS

                                                    VELOCITY EXPRESS CORPORATION

                                                              UP TO 8,409,091 SHARES OF
                            [LOGO] Velocity express    SERIES I CONVERTIBLE PREFERRED STOCK

                               -----------------

   We are distributing at no charge to the holders of our Common Stock, par value $0.004 per share ("Common Stock"), Series B Convertible Preferred Stock, par value $0.004 per share ("Series B Preferred"), Series C Convertible Preferred Stock, par value $0.004 per share ("Series C Preferred"), Series D Convertible Preferred Stock, par value $0.004 per share ("Series D Preferred"), Series F Convertible Preferred Stock, par value $0.004 per share ("Series F Preferred"), Series G Convertible Preferred Stock, par value $0.004 per share ("Series G Preferred"), and Series H Convertible Preferred Stock, par value $0.004 per share ("Series H Preferred" and, together with Series B Preferred, Series C Preferred, Series D Preferred, Series F Preferred and Series G Preferred, the "Preferred Stock") nontransferable subscription rights to purchase up to an aggregate of 8,409,091 shares of our Series I Convertible Preferred Stock, $0.004 par value per share (the "Series I Preferred"). With certain limitations, each share of Series I Preferred is initially convertible into ten shares of our Common Stock. These subscription rights will be distributed to our stockholders based on their percentage ownership of our Common Stock on a fully diluted or as-converted basis on the record date, September 11, 2003.

   Therefore, holders of Common Stock will receive 0.297952777 right for every share of Common Stock held on the record date. Holders of Series B Preferred will receive 0.486231363 rights for each share of Series B Preferred held on the record date; holders of Series C Preferred will receive 0.329810541 rights for each share of Series C Preferred held on the record date; holders of Series D Preferred will receive 0.813565586 rights for each share of Series D Preferred held on the record date; holders of Series F Preferred will receive
1.745371947 rights for each share of Series F Preferred held on the record date; holders of Series G Preferred will receive 0.072517623 rights for each share of Series G Preferred held on the record date; and holders of Series H Preferred will receive 2.979527767 rights for each share of Series H Preferred held on the record date. Each right will entitle you to subscribe for one share of our Series I Preferred at the subscription price of $2.20 per share.

   An investment in our Series I Preferred involves risks. You should consider carefully the "Risk Factors" beginning on page 6 in this prospectus before exercising your subscription rights.

   The total purchase price of shares offered in this rights offering will be approximately $18,500,000. You will not be entitled to receive any subscription rights unless you are a stockholder of record as of the close of business on September 11, 2003.

   The subscription rights will expire if they are not exercised by 5:00 p.m.,
New York City time, on       , 2003, the expected expiration time of this
rights offering. NO EXERCISE OF RIGHTS WILL BE ACCEPTED FOLLOWING THE EXPIRATION TIME. We, in our sole discretion, may terminate the rights offering for any reason or extend the period for exercising the subscription rights. Subscription rights that are not exercised by the expiration time of this rights offering will expire and will have no value. You should carefully consider whether or not to exercise your subscription rights before the expiration time. We will not issue fractional shares of Series I Preferred and we will not pay cash in lieu of fractional shares.

   These securities have not been approved by or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

   The subscription price for our Series I Preferred may only be paid in cash. If all of the subscription rights are exercised, the aggregate net proceeds to us from this rights offering will be approximately $18,390,000, after deducting organization and other offering expenses payable by us in connection with this rights offering.

   Our Common Stock is listed on The Nasdaq SmallCap Market under the trading symbol "VEXP," but no series of our Preferred Stock, including the Series I Preferred is listed for trading. On September 11, 2003, the closing sale price of our Common Stock was $0.62.

                               -----------------

            The date of this prospectus is                  , 2003


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS

 Prospectus Summary.......................................................  1
 Velocity Express Corporation.............................................  1
 Summary of the Rights Offering...........................................  3
 Risk Factors.............................................................  6
 Special Note Regarding Forward-Looking Statements........................ 11
 Questions and Answers About the Rights Offering.......................... 12
 Summary Selected Historical Consolidated Financial Data.................. 17
 Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends 18
 The Rights Offering...................................................... 19
 Use of Proceeds.......................................................... 28
 Price Range of Common Stock and Dividend Policy.......................... 29
 Capitalization........................................................... 30
 Description of Capital Stock............................................. 31
 Description of Certain Indebtedness...................................... 41
 Plan of Distribution..................................................... 42
 Certain Material U.S. Federal Income Tax Considerations.................. 42
 Legal Matters............................................................ 45
 Experts.................................................................. 45
 Where You Can Find More Information...................................... 45
 Forward-Looking Statements............................................... 46
 Incorporation of Certain Documents by Reference.......................... 47

                              PROSPECTUS SUMMARY

   The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the rights offering, as well as information regarding our business. We encourage you to read this prospectus in its entirety. You should pay special attention to the "Risk Factors" section of this prospectus beginning on page 6. All references to "we," "our," "ours," "us," and "the Company," or "Velocity Express" in this prospectus are to Velocity Express Corporation and its subsidiaries, unless otherwise indicated. However, in the descriptions of the subscription rights and related matters, these terms refer solely to Velocity Express Corporation and not to any of our subsidiaries. We also encourage you to review the financial statements and other information provided in the reports and other documents we file under the Securities Exchange Act of 1934, as amended, as described in the "Where You Can Find More Information" section of the prospectus at page 45.

                         VELOCITY EXPRESS CORPORATION

   Velocity Express Corporation, a Delaware corporation, is making the rights offering. We are engaged in the business of providing same-day transportation and distribution/logistics services to individual consumers and businesses. We have one of the largest nationwide networks of customized, time-critical delivery solutions in the United States and are a leading provider of scheduled, distribution and expedited logistics services. Our customers are comprised of multi-location, blue chip customers with operations in the financial, healthcare, office products, technology, and energy sectors. We operate primarily in the United States with limited operations in Canada. We currently operate in a single-business segment.

   Our service offerings are divided into the following categories:

  . Scheduled logistics consisting of the daily pickup and delivery of parcels with narrowly defined time schedules predetermined by the customer.

  . Distribution logistics consisting of the receipt of customer bulk shipments that are divided and sorted at major metropolitan locations and delivered into multiple routes with defined end-points and more broadly defined time schedules.

  . Expedited logistics consisting of unique and expedited point-to-point service for customers with extremely time sensitive delivery requirements.

   The largest customer base for scheduled logistics consists of financial institutions that need a wide variety of services, including the pickup and delivery of non-negotiable instruments, primarily canceled checks and ATM receipts, the delivery of office supplies, and the transfer of inter-office mail and correspondence. Distribution logistics typically involve receiving bulk shipments from the customer and dividing and sorting them for delivery to specific locations. Customers utilizing distribution logistics normally include pharmaceutical wholesalers, retailers, manufacturers or other companies that must distribute merchandise every day from a single point of origin to many locations within a clearly defined geographic region. Most expedited logistics services occur within a major metropolitan area or within a radius of 40 miles of the metropolitan area, and we usually offer one-hour, two- to four-hour and over four-hour delivery services depending on the customer's time requirements. These services are typically available 24 hours a day, seven days a week. Expedited logistics services also include critical parts management and delivery for companies.

   Our headquarters are located at 7803 Glenroy Road, Suite 200, Bloomington, Minnesota 55439, and our telephone number is (612) 492-2400. For further information concerning Velocity Express, please see the section of this prospectus titled "Where You Can Find More Information."

Recent Developments

   The Company's revolving credit facility with Fleet Capital Corporation expires in January 2004 and we are negotiating a proposal to replace the facility. The success of such negotiation will depend on our ability to provide equity support for the new revolving facility. We intend to use a portion of the proceeds from this rights offering to provide that support, replacing certain letters of credit totaling $7.1 million currently maintained by the Company and guaranteed by one of our major stockholders, TH Lee Putnam Ventures. However, there is no assurance that we will be successful in negotiating a replacement facility or that the terms of such a replacement facility would be acceptable to us. If we are unable to replace our existing revolving credit facility, our liabilities under that credit facility will be current liabilities and we have no other financing plans at this time.

   In August of this year the Company retained the Manchester Companies, Inc. to assist us in the implementation of a financial and operational trade payables restructuring plan that includes approximately $5 million in accounts payable. The plan is currently being rolled out to our trade creditors and offers a number of payment options depending upon the amount owed. To date, we have received a positive response from 98% of our trade creditors who have responded to our proposal. We will pay a portion of these restructured payables from the funds raised by this rights offering. We anticipate initial payments under this restructuring plan being made in the fall of 2003.

   Finally, in July of this year the Company's President and CEO, Jeff Parell, resigned to take a position outside the Company. On July 28th the Company's Board of Directors appointed Vincent Wasik, the Board's Chairman, to the position of President and CEO.

                        SUMMARY OF THE RIGHTS OFFERING

Securities Offered..........     We are offering to sell up to 8,409,091 shares
                                 of our Series I Preferred upon the exercise of the subscription rights offered in this prospectus.

The Rights Offering--Terms
  of Series I Preferred (see
  page 20)..................
                                 The Series I Preferred will rank senior to the Common Stock with respect to rights on liquidation, dissolution and winding up. Generally, we will declare or pay any dividends on the Series I Preferred when we declare and pay dividends to the holders of our Common Stock. Series I Preferred holders are entitled to notice of all stockholders' meetings and are entitled to vote on all matters submitted to the stockholders for a vote, together with the holders of the Common Stock and all other classes of capital stock entitled to vote, voting as a single class. Each holder of the Series I Preferred is entitled to one vote for each share of Common Stock issuable upon conversion of the Series I Preferred, to the extent that such holder's voting power, together with the voting power held by its affiliates, do not exceed 40% of the total voting power of all of the capital stock of the Company entitled to vote. A holder of Series I Preferred may also convert all or any portion of the Series I Preferred held into our Common Stock, to the extent that such holder, together with its affiliates, do not hold 40% or more of all of the outstanding capital stock of the Company, on an as converted basis. The initial conversion ratio is one share of Series I Preferred into ten shares of our Common Stock.

                                 Currently, no shares of Series I Preferred are outstanding. Following the consummation of the rights offering, assuming all rights are exercised, 8,409,091 shares of Series I Preferred will be issued and outstanding.

Subscription Price..........     $2.20 per right.

Record Date.................     September 11, 2003.

Expiration Date and Time (see pageTh2e1)rights expire at 5:00 p.m. New York City time, on __________, 2003, unless we decide in our sole discretion to extend the rights offering until some later time.

Basic Subscription Right
  (see page 21).............
                                 We are distributing at no charge to the
                                 holders of our Common Stock and Preferred
                                 Stock nontransferable subscription rights to purchase up to an aggregate of 8,409,091 shares of our Series I Preferred. Holders of Common Stock will receive 0.297952777 right for every share of Common Stock held on the record date. Holders of Series B Preferred will receive 0.486231363 rights for each share of Series B Preferred held on the record date; holders of Series C Preferred will receive
                                 0.329810541 rights for each share of Series C Preferred held on the record date; holders of Series D Preferred will receive 0.813565586 rights for each share of Series D Preferred held on the record date; holders of Series F Preferred will receive 1.745371947 rights for each share of Series F Preferred held on the record date; holders of Series G Preferred will receive
                                 0.072517623 rights for each share of Series G Preferred held on the record date; and holders of Series H Preferred will receive 2.979527767 rights for each share of Series H Preferred held on the record date. Each right will entitle you to subscribe for one share of our Series I Preferred at a subscription price of $2.20 per share. With certain limitations, each share of Series I Preferred is initially convertible into ten shares of our Common Stock.

Oversubscription Right (see
  page 21)..................
                                 Each holder who elects to exercise his or her basic subscription rights in full may also oversubscribe for additional shares of Series I Preferred. We cannot assure you that any additional shares of Series I Preferred will be available for purchase. Any amounts tendered by you and not used to purchase additional shares of Series I Preferred will be refunded to you, without interest.

                                 If there are not sufficient shares of Series I Preferred to fully satisfy all of the oversubscription requests, the number of shares available will be allocated on a pro rata basis based upon the oversubscription price tendered by each person seeking to oversubscribe as of the expiration date of the offering.

Cancellation Rights (see
  page 14)..................     We may cancel the offering at any time in our
                                 discretion, in which case we will return your subscription payment, without interest.

Nontransferability of Rights
  (see page 21).............
                                 The subscription rights will be evidenced by nontransferable subscription rights certificates. The subscription rights are not transferable.

Subscription Procedures (see
  page 24)..................     You may exercise your basic subscription
                                 rights and, if you elect, your
                                 oversubscription rights, by properly
                                 completing and delivering the subscription certificate which accompanies this prospectus to American Stock Transfer & Trust Company, our subscription agent, with full payment for the subscription rights.

                                 You may deliver the documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using insured, registered mail. You may use an alternative form, the "Notice of Guaranteed Delivery," if you are unable to deliver the subscription certificate before the expiration time, subject to the requirements of the procedure described under "The Rights Offering--Guaranteed Delivery Procedures" on page 27. Your payment may be made by a personal check, bank certified check, cashier's check or wire transfer.

                                 Once you submit the form of subscription certificate to exercise any rights, you can not revoke or change the exercise or request a refund of any monies paid.

How Rights Holder can
  Exercise Subscription
  Rights Through Others (see
  page 26)..................     If you hold shares of our Common Stock as of
                                 the record date through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election
                                 Form." You should receive this form from your broker, custodian bank or other nominee with the other subscription rights offering materials. You should contact your broker, custodian bank or other nominee if you do not receive this form, but believe you are entitled to participate in this rights offering.

U.S. Federal Income Tax
  Considerations (see page
  42).......................
                                 Our position for U.S. federal income tax purposes is that (i) holders of our Common Stock should not recognize taxable income upon the receipt of the subscription rights and
                                 (ii) holders of our Preferred Stock should not recognize any current taxable income upon the receipt of subscription rights because we do not have or expect to have any current or accumulated earnings and profits, as computed for federal income tax purposes, this year. See "Certain Material U.S. Federal Income Tax Considerations," beginning on page 42.

No Recommendation to Rights
  Holders (see page 14).....     We are not making any recommendations as to
                                 whether or not you should subscribe for shares of our Series I Preferred. You should decide whether to subscribe for such shares based upon your own assessment of your best interests and after considering all of the information in this prospectus, including the "Risk Factors" section of this prospectus and all of the information incorporated by reference in this prospectus.

Questions...................     If you have any questions about the rights
                                 offering, including questions about
                                 subscription procedures and requests for additional copies of this prospectus or other documents, please contact our General Counsel and Secretary, Wesley Fredenburg, at (612)
                                 492-2405.

Risk Factors (see page 6)...     An investment in our Series I Preferred
                                 involves risks. You should carefully review the "Risk Factors" section of this prospectus beginning on page 6.

Use of proceeds (see page 28)    The net proceeds of the offering will be used
                                 by us as support for a new revolving credit facility and for general corporate purposes.
                                 We are currently negotiating the terms of the new revolving credit facility.

   For additional information concerning the subscription rights and our Series I Preferred, see "The Rights Offering" beginning on page 19.

                                 RISK FACTORS

   An investment in our Series I Preferred involves risks. You should carefully consider the following risk factors, and all other information contained and incorporated by reference in this prospectus before you decide to purchase shares of our common stock. The risks described below are not the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. Any of the events or circumstances described in the following risks could have a material adverse impact on our business, financial condition and results of operations if they were to actually occur. If that happens, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related To Our Business

   We have sustained losses applicable to holders of our Common Stock in the past and we may continue to sustain losses applicable to holders of our Common Stock in the future.

   We experienced net losses applicable to holders of our Common Stock of approximately $35.0 million for the fiscal year ended June 30, 2001, approximately $20.4 million for the fiscal year ended June 29, 2002 and $2.5 million for the nine months ended March 29, 2003. The nature and extent of any future losses applicable to holders of our Common Stock will depend on the success of our financial and business strategies, and on other factors, some of which may be beyond our control. We cannot assure you that we will eliminate net losses applicable to holders of our Common Stock and achieve profitable operations.

   We may not be successful in implementing our growth plans.

   We face the risks, expenses and uncertainties frequently encountered by emerging companies that operate in evolving markets. Successfully achieving our growth plan depends upon, among other things, our ability to:

  . continue to reduce losses and position ourselves to continue positive cash flow;

  .  successfully promote our national brand;

  .  deliver services that are equal or superior to those of our competitors;
     and

  .  obtain and maintain a technological competitive advantage.

   We may need additional capital to finance our growth and working capital needs.

   We have sustained net losses in each of the past three years and may continue to do so in the future. If we continue to experience operating losses, we will need additional cash to offset these losses, which may not be available to us on acceptable terms, or at all. Achieving our financial goals involves implementing a number of strategies, some of which may not develop when or as planned. To date, we have primarily relied upon debt and equity investments to fund our operations and growth.

   We have substantial indebtedness.

   On January 28, 2002, we entered into a new $40 million revolving credit facility with a group of banks led by Fleet Capital Corporation and repaid all amounts outstanding under our old credit facility with a group of banks led by General Electric Capital Corporation. As of March 29, 2003, $33.7 million was outstanding under the new revolving credit facility and we had an additional $5 million in subordinated indebtedness. On September 24, 1999, we entered into a Note and Warrant Purchase Agreement with Bayview Capital Partners L.P. ("Bayview"), under which the Company borrowed from Bayview $5,000,000 at a per annum interest rate of 12%, due quarterly. On September 8, 2003, the Company also borrowed $1,000,000 from an individual investor with an agreement to repay the principal and a lump sum interest payment of $25,000 within 90 days. Substantially all of our assets are pledged to secure our indebtedness. Subject to the restrictions in our existing credit agreements, we and our subsidiaries may incur additional indebtedness from time to time to increase working capital, finance capital expenditures, and for other general corporate purposes.

   Our revolving credit facility matures on January 28, 2004.

   Our ability to refinance the revolving credit facility upon maturity will depend to a great degree on our operating performance at the time of maturity. If we cannot successfully refinance the revolving credit facility upon maturity, we will be required to raise capital through the issuance of additional debt or equity securities or sales of some or all of our assets in order to meet our repayment obligations under the facility. We cannot assure you that we will be able to raise such capital or that the terms for raising such capital would be acceptable to us.

   Our debt instruments contain significant financial and operational requirements.

   Our revolving credit agreement contains a number of financial covenants that, among other things, require us to maintain specified interest coverage ratios and specified levels of availability under the revolving credit facility based upon our interest coverage ratio. The credit agreement also restricts our ability to dispose of assets, incur additional indebtedness, amend our debt instruments, make payments on subordinated debt, pay dividends or other distributions, create liens on assets, make capital expenditures, enter into sale and leaseback transactions, allow our subsidiaries to issue securities or make any sales on a repurchase or return basis, make investments, loans or advances, engage in mergers, consolidations, joint ventures, acquisitions or structural changes, change our organizational documents or our fiscal year end, enter into leases or negative pledges, and engage in transactions with affiliates.

   Our ability to comply with the financial covenants in our credit agreements will be affected by our financial performance as well as events beyond our control, including prevailing economic, financial and industry conditions.

   The breach of any of the covenants in our credit agreements could result in a default, which would permit the lenders to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest. If we are unable to repay our indebtedness, the lenders could proceed against the collateral securing the indebtedness.

   Rapid technological changes in communications technology may require substantial expenditures by us.

   The industry in which we compete is characterized by rapidly changing technology, evolving industry standards, frequent new service announcements, introductions and enhancements, compromises in security and changing customer demands. Accordingly, our future success may depend on our ability to respond to rapidly changing technologies, to adapt our services to evolving industry standards and to continually improve the performance, features and reliability of our technology and services in response to competitive service offerings and the evolving demands of the marketplace. Obtaining and maintaining a technological competitive advantage may require us to make substantial expenditures, which could have a material adverse effect on our business, results of operations and financial condition.

   We face significant risks of tax authorities classifying independent contractors as our employees.

   A significant number of our drivers are currently independent contractors (meaning that they are not our employees). From time to time, federal and state taxing authorities have sought to assert that independent contractor drivers in the same-day delivery and transportation industries are employees. We do not pay or withhold federal or state employment taxes with respect to drivers who are independent contractors. Although we believe that the independent contractors we utilize are not our employees under existing interpretations of federal and state laws, we cannot guarantee you that federal and state authorities will not challenge our position or that other laws or regulations, including tax laws and laws relating to employment and worker compensation, will not change. If the IRS were to successfully assert that our independent contractors are in fact our employees, we would be required to pay withholding taxes and extend additional employee benefits to these persons. In addition, we could become responsible for past and future employment taxes. If we are required to pay withholding taxes with respect to amounts previously paid to these persons, we could be required to pay penalties or be subject to other liabilities as a result of incorrectly classifying employees. If our drivers are deemed to be employees rather than independent contractors, we could be required to increase their compensation since they may no longer be receiving commission-based compensation. Any of the foregoing possibilities could increase our operating costs and have a material adverse effect on our business, financial condition and results of operations.

   We could be subject to claims for personal injury, death and property damage.

   We could be exposed to claims for personal injury, death and property damage as a result of accidents involving our employees and independent contractors. While we carry liability insurance and require that our independent contractors maintain at least the minimum amount of liability insurance required by state law, we cannot assure you that any claims made against us will not exceed the amount of our insurance coverage. Successful claims for personal injury, death or property damage in excess of our insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

   We could be subject to claims for non-delivery or delayed delivery of packages.

   We could be subject to claims resulting from non-delivery or delayed delivery of packages, many of which could be significant because of unique or time sensitive deliveries. While our customer contracts contain limitations of our liability for non-delivery or delayed delivery of packages, we cannot assure you that we will be able to successfully limit our liability for package deliveries by contract. Successful claims for non-delivery or delayed delivery of packages could have a material adverse effect on our business, financial condition and results of operations.

   We face many risks unique to the package shipping and same-day delivery industries.

   Numerous events and factors that affect the delivery services industry could also affect (and recently have affected) our business, financial condition and results of operations, including:

  .  weather conditions;

  .  fuel prices and shortages;

  . economic factors affecting customers, as well as general economic conditions affecting prices and operating margins;

  . the ability of United States companies to maintain continuous operation of supply and communications systems;

  . downturns in the level of general economic activity or employment in the United States, which could affect the demand for package and priority document delivery; and

  .  labor shortages and disputes.

   We must comply with various governmental regulations.

   Various local, state and federal regulations require us to obtain and maintain permits and licenses in connection with our operations. Some of our operations may also involve the delivery of items subject to more stringent regulation, including hazardous materials, which would require us to obtain additional permits. In addition, we cannot assure you that existing laws or regulations will not be revised or that new laws or regulations, which could have an adverse impact on our operations, will not be adopted or become applicable to us. Our failure to maintain required permits and licenses, or to comply with applicable regulations, could result in substantial fines or revocation of permits and licenses, any of which could have a material adverse effect on our business, financial condition and results of operations.

   We face intense competition in the market for same-day delivery services.

   We expect that competition will continue to intensify in the same day delivery business. Companies such as UPS(R), Federal Express(R), and DHL(R) dominate the next day commercial package shipping market. The market for point-to-point delivery services is also highly competitive, with a number of companies having multi-state and multi-city operations. A number of these competitors have greater financial and technical resources and more industry recognition than we do. Any of these companies could elect to enter the same-day delivery market in direct competition with us. Increased competitive pressure could have a material adverse effect on our business, financial condition and results of operations.

   We depend on our key personnel.

   We depend upon the continued services of our senior management for our success. The loss of a member of our senior management could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we will be able to retain our senior management or our other key personnel.

   The loss of significant customers could adversely affect our business.

   Our contracts with our commercial customers typically have a term of 1 to 3 years, but are terminable upon 30 or 60 days notice. Although we have no reason to believe that these contracts will be terminated prior to the expiration of their terms, early termination of these contracts could have a material adverse effect on our business, financial condition and results of operations.

   Our stock may be delisted from Nasdaq because we may not meet the minimum bid price and market capitalization requirements for continued listing.

   In the past, we have been notified by Nasdaq that our stock was subject to delisting because our common stock has failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive trading days and that we were not in compliance of the market capitalization requirement of $35,000,000 as required by The Nasdaq SmallCap Market under its Marketplace Rules. We are currently operating under a delisting notice relative to the minimum bid price requirements and have been given until January 16, 2004 to regain compliance. In the event that we are unable to maintain the standards for continued listing, our shares would be subject to delisting from The Nasdaq SmallCap Market.

   We have a substantial investment in equipment and technology.

   As a part of our business strategy, we have invested significantly in equipment and technology, and we will continue to make investments that we believe are necessary or appropriate to maintain our presence in the same-day delivery industry. While we believe that these investments will give us an advantage over our competitors, we cannot assure you that this strategy will be successful or that we will be able to recover our investment through increased revenues or profits. Additionally, disruptions in electrical and other energy supplies could cause a disruption of, or damage to, our technology and communication systems.

   Terrorist attacks and threats or actual war may negatively impact all aspects of our operations.

   Recent terrorist attacks in the United States, as well as future events occurring in response to them, including, without limitation, future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the United States or its allies or military or trade disruptions impacting our domestic or foreign customers have had and could continue to have, a significant impact on our business. These effects have included, and may continue to include, reduced demand for our services and delays in our ability to deliver services to our customers. More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and worldwide financial markets and economy. They could also result in economic recession in the U.S. or abroad. Any of these occurrences could have a material adverse effect on our business, financial condition and results of operations.

Risks Related To The Rights Offering

   The subscription price determined for this rights offering is not an indication of our value.

   The subscription price per share for the rights offering was set by our board of directors. The board of directors determined the price of the offering based on our expected ability to attract capital investment at that offering price. The board of directors also took into account the dilutive effect of this rights offering to our other outstanding capital securities, the sale price of, and the ability to attract investors to, the Company's most recent private placement and an analysis of the cost and availability to raise funds through other debt or equity methods. In making its decision, the board of directors did not retain outside consultants or investment bankers. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the value of our Series I Preferred. After the date of this prospectus, our Common Stock may trade at prices above or below 10% of the subscription price.

   Our position regarding the U.S. federal income tax consequences of the receipt of the subscription rights may not be sustained by the Internal Revenue Service.

   Our position for U.S. federal income tax purposes is that (i) holders of our Common Stock should not recognize taxable income upon the receipt of the subscription rights and (ii) holders of our Preferred Stock should not recognize any current taxable income upon the receipt of the subscription rights because we do not have or expect to have any current or accumulated earnings and profits, as computed for federal income tax purposes, this year. However, there is no assurance that the Internal Revenue Service will agree with our position. See "Certain Material U.S. Federal Income Tax Considerations," beginning on page 42.

   The use of our net operating losses could be limited if we undergo an ownership change upon exercise of the subscription rights.

   If the exercise of the subscription rights causes us to undergo an "ownership change" for federal income tax purposes (i.e., an increase by more than 50% of the amount of stock held by one or more of our 5% shareholders during the past 3 years), our use of our pre-change net operating losses will generally be limited annually to the product of the long-term tax-exempt rate (currently 4.74%) and the value of our stock immediately before the ownership change. This could increase our federal income tax liability if we generate taxable income in the future.

   You may not revoke your subscription right exercise and could be committed to buying shares above the prevailing market value of our Common Stock into which the Series I Preferred is convertible.

   Once you exercise your subscription rights, you may not revoke the exercise and cancel the purchase of the shares in the rights offering. The public trading market price of our Common Stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our Common Stock decreases below the subscription price, you will have committed to buying shares of our Series I Preferred at a price above the prevailing market value of our Common Stock into which the Series I Preferred is convertible. Moreover, you may be unable to sell your shares of Series I Preferred at a price equal to or greater than the subscription price you paid for such shares.

   The Series I Preferred is not listed on any trading market.

   The Series I Preferred will not be listed on a national securities exchange in the United States. No party intends to make a market in the Series I Preferred. As a result, no assurance can be given that any trading market for our Series I Preferred will develop or, if developed, how liquid that trading market for the Series I Preferred would be.

   If we cancel this rights offering, we will not have any obligation to you except to return your subscription payments.

   If we elect to withdraw or terminate this rights offering, we do not have any obligation with respect to the subscription rights except to return, without interest or deduction, any subscription payments we received from you.

   If you do not act promptly and follow subscription instructions, your exercise of subscription rights may be rejected.

   Stockholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received
by the subscription agent prior to 5:00 p.m. New York City time on           ,
2003, the expiration time of this rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are
actually received by the subscription agent prior to           , 2003. We shall
not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent
prior to 5:00 p.m. on           , 2003, the expiration time of this rights
offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, we may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. We do not undertake to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

   If you make payment of the subscription price by personal check, your check may not have cleared in sufficient time to enable you to purchase shares in this rights offering.

   Any personal check used to pay for shares to be issued in this rights offering must clear prior to the expiration time of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for shares by personal check and your check has not cleared prior to the expiration time of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares you attempted to purchase and you will lose the value of your subscription rights.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus and the documents we incorporate by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those statements that are not based upon historical fact, which can be identified by the use of terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. These forward-looking statements include, among others, statements concerning our general business strategies, financing decisions, and expectations for funding capital expenditures and operations in the future. Additionally, such statements are based, in part, on assumptions made by, and information currently available to, management, including management's own knowledge and assessment of Velocity Express, the industry and our competition. Such statements are subject to known and unknown risks and uncertainties, and other factors, that may cause our actual results to be materially different from those expressed or implied by such forward-looking statements. Some of the factors that could cause or contribute to such differences include those discussed in this prospectus under the caption "Risk Factors."

                QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

What is this Rights Offering?

   This rights offering is a distribution, at no charge, to holders of our Common Stock and Preferred Stock, of approximately 8,409,091 nontransferable subscription rights to purchase shares of our Series I Preferred. These subscription rights will be distributed to our stockholders based on their percentage ownership of our Common Stock on a fully diluted or as-converted basis on the record date. The board of directors has fixed the close of business on September 11, 2003, as the record date for the determination of stockholders entitled to the subscription rights. As of September 11, 2003, the following securities of the Company were outstanding: 5,443,993 shares of Common Stock; 2,806,797 shares of Series B Preferred; 2,000,000 shares of Series C Preferred; 1,517,444 shares of Series D Preferred; 924,170 shares of Series F Preferred; 5,865,331 shares of Series G Preferred and 500,000 shares of Series H Preferred. The following table details the total amount of Common Stock outstanding assuming conversion of all of our Preferred Stock into our Common Stock and the number of subscription rights holders of each of those securities are entitled to.

                           Number of       Number of         Number of
                        Shares of Class Common Stock if Subscription Rights
     Class Outstanding    Outstanding   Fully Converted Per Original Share
     -----------------  --------------- --------------- -------------------
     Common Stock......    5,443,993       5,443,993        0.297952777
     Series B Preferred    2,806,797       4,580,433        0.486231363
     Series C Preferred    2,000,000       2,213,844        0.329810541
     Series D Preferred    1,517,444       4,143,409        0.813565586
     Series F Preferred      924,170       5,413,678        1.745371947
     Series G Preferred    5,865,331       1,427,541        0.072517623
     Series H Preferred      500,000       5,000,000        2.979527767

   Each subscription right shall allow the holder to subscribe for and purchase one share of our Series I Preferred Stock. The maximum gross proceeds of this rights offering, assuming all the rights are exercised at the subscription price of $2.20, will be $18,500,000.

Will Velocity Express be Issuing Fractional Shares?

   No. We will not be issuing fractional shares of the Series I Preferred. We will only accept exercises of whole shares of subscription rights. We will also not pay cash in lieu of any fractional shares.

What are the Terms of the Series I Preferred?

   The Series I Preferred will rank senior to the Common Stock with respect to rights on liquidation, dissolution and winding up. We will declare or pay any dividends on the Series I Preferred when we declare and pay dividends to the holders of our Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock. These dividends shall be equal to the dividend that would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series I Preferred, assuming all shares of the Series I Preferred held had been converted immediately prior to the record date for the dividend. Series I Preferred holders are entitled to notice of all stockholders' meetings and are entitled to vote on all matters submitted to the stockholders for a vote, together with the holders of the Common Stock and all other classes of capital stock entitled to vote, voting as a single class. Each holder of the Series I Preferred is entitled to one vote for each share of Common Stock issuable upon conversion of the Series I Preferred, to the extent that such holder's voting power, together with the voting power held by its affiliates, do not exceed 40% of the voting power of all of the capital stock of the Company entitled to vote. A holder of Series I Preferred may also convert all or any portion of the Series I Preferred held into shares of our Common Stock, to the extent that such holder, together with its affiliates, do not hold 40% or more of all of the outstanding capital stock of the Company, on an as converted basis. The initial conversion ratio is one share of Series I Preferred into ten shares of our Common Stock.

What is a Subscription Right?

   The subscription rights are rights to purchase shares of our Series I Preferred. Each subscription right carries with it a basic subscription right and an over-subscription right.

How Many Shares May I Purchase if I Exercise My Subscription Rights?

   The number of shares of Series I Preferred you can purchase will depend on the number of subscription rights you receive. Holders of one share of our Common Stock on the record date will receive 0.297952777 rights. Holders of one share of our Series B Preferred on the record date will receive 0.486231363 rights. Holders of one share of our Series C Preferred on the record date will receive 0.329810541 rights. Holders of one share of our Series D Preferred on the record date will receive 0.813565586 rights. Holders of one share of our Series F Preferred on the record date will receive 1.745371947 rights. Holders of one share of our Series G Preferred on the record date will receive
0.072517623 rights. Holders of one share of our Series H Preferred on the record date will receive 2.979527767 rights. Each subscription right contains the basic subscription right and the over-subscription right.

What is the Basic Subscription Right?

   The basic subscription right of each subscription right entitles you to purchase one share of our Series I Preferred at the subscription price of $2.20 per share. With certain limitations, each share of Series I Preferred is initially convertible into ten shares of our Common Stock.

What is the Over-Subscription Right?

   The over-subscription right associated with each subscription right entitles you, if you fully exercise your basic subscription right, to subscribe for additional shares of our Series I Preferred at the same subscription price per share, on a pro rata basis, if any shares are not purchased by other holders of subscription rights under their basic subscription rights as of the expiration date. "Pro rata" means in proportion to the amount of over-subscription price tendered by each person seeking to oversubscribe as of the expiration date of the offering.

What if there is an Insufficient Number of Shares to Satisfy the Over-Subscription Requests?

   If there is an insufficient number of shares of our Series I Preferred available to fully satisfy the over-subscription requests of rights holders, subscription rights holders who exercised their over-subscription right will receive the available shares pro rata based on the amount of over-subscription price tendered by each person seeking to oversubscribe as of the expiration date of the offering. Any excess subscription payments will be returned, without interest or deduction, promptly after the expiration of this rights offering.

Why are You Engaging in this Rights Offering?

   The net proceeds of the offering will be used by us as support for a new revolving credit facility and for general corporate purposes. We are currently negotiating the terms of the new revolving credit facility.

What Happens if I Choose Not to Exercise My Subscription Rights?

   You will retain your current number of shares of Common Stock or Preferred Stock even if you do not exercise your subscription rights. However, if other stockholders exercise their subscription rights, your percentage ownership of Velocity Express on a fully diluted basis will decrease.

What is the Dilutive Effect of this Rights Offering on the Company?

   The net tangible book value per share for each of our Common Stock on a fully diluted and as-converted basis before and after the offering is as follows:

                              Net Tangible Book Value  Net Tangible Book Value
     Class of Security       Per Share Before Offering Per Share After Offering
     -----------------       ------------------------- ------------------------
Common Stock (fully-diluted)          $(0.26)                   $0.06

   The net tangible book value per share increased by $0.32 due to the cash payments made by purchasers of the Series I Preferred.

Can Your Board of Directors Cancel this Rights Offering?

   Yes. Our board of directors may decide to cancel this rights offering at any time prior to the expiration of the rights offering and for any reason. If we cancel this rights offering, any money received from subscribing stockholders will be refunded promptly, without interest or deduction.

When will this Rights Offering Expire?

   The subscription rights will expire, if not exercised, at 5:00 p.m., New
York City time, on           , 2003, unless we decide to extend this rights
offering until some later time. See "The Rights Offering--Expiration of the Rights Offering and Extensions and Termination." The subscription agent must actually receive all required documents and payments before that time and date for the exercise of your subscription right to be valid. There is no maximum duration for this rights offering.

How do I Exercise My Subscription Rights?

   You may exercise your subscription rights by properly completing and signing your subscription rights certificate. Your subscription rights certificate, together with full payment of the subscription price, must be received by the subscription agent on or prior to the expiration time of this rights offering. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under "The Rights Offering--Guaranteed Delivery Procedures."

May I Transfer or Sell My Subscription Rights if I Do Not Want to Purchase any Shares?

   No. The subscription rights will be evidenced by nontransferable subscription rights certificates. The subscription rights are not transferable.

What Should I Do If I Want to Participate in this Rights Offering But My Shares are Held in the Name of My Broker, Custodian Bank or Other Nominee?

   If you hold shares of our Common Stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you do not receive this form, but believe that you are entitled to participate in this rights offering.

Will I be Charged a Sales Commission or a Fee if I Exercise My Subscription Rights?

   We will not charge a brokerage commission or a fee to subscription rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker, custodian bank or nominee, you will be responsible for any fees charged by your broker, custodian bank or nominee.

What is the Recommendation of the Board of Directors Regarding this Rights Offering?

   Neither we nor our board of directors are making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of this rights offering and after considering all of the information in this prospectus, including the "Risk Factors" section of this prospectus and all of the information incorporated by reference into this prospectus.

How was the $2.20 Per Share Subscription Price Established?

   The board of directors determined the price of the offering based on our expected ability to attract capital investment at that offering price. The board of directors also took into account the dilutive effect of this rights offering to our other outstanding capital securities, the sale price of, and the ability to attract investors to, the Company's most recent private placement and an analysis of the cost and availability to raise funds through other debt or equity methods in using this method. In making its decision, the board of directors did not retain outside consultants or investment bankers.

Is Exercising My Subscription Rights Risky?

   The exercise of your subscription rights involves risks. Exercising your subscription rights represents a purchase of shares of our Series I Preferred and should be considered as carefully as you would consider any other equity investment. You should carefully consider the information under the heading "Risk Factors" and all other information included or incorporated by reference in this prospectus before deciding to exercise your subscription rights.

Am I Required to Subscribe in this Rights Offering?

   No.

After I Exercise My Subscription Rights, Can I Change My Mind and Cancel My Purchase?

   No. Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of your subscription rights, even if the aggregate market price of ten shares of our Common Stock, into which each share of our Series I Preferred is initially convertible, is below the $2.20 per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our Series I Preferred at a price of $2.20 per share. Subscription rights not exercised prior to the expiration of this rights offering will have no value.

What are the Federal Income Tax Consequences of Exercising My Subscription
Rights?

   Our position for U.S. federal income tax purposes is that (i) holders of our Common Stock should not recognize taxable income upon the receipt of the subscription rights and (ii) holders of our Preferred Stock should not recognize any current taxable income upon the receipt of subscription rights because we do not have or expect to have any current or accumulated earnings and profits, as computed for federal income tax purposes, this year. See "Certain Material U.S. Federal Income Tax Considerations," beginning on page 42.

If this Rights Offering is not Completed, Will My Subscription Payment be Refunded to Me?

   Yes. We will hold all funds we receive in escrow until completion of this rights offering. If this rights offering is not completed, we will return promptly, without interest or deduction, all subscription payments.

How Many Shares of Common Stock and Preferred Stock Will be Outstanding After This Rights Offering?

   The number of shares of Common Stock and Preferred Stock that will be outstanding immediately after the completion of this rights offering, assuming all rights are exercised, will be 5,443,993 shares of Common Stock, 2,806,797 shares of Series B Preferred convertible into 8,665,044 shares of Common Stock, 2,000,000 shares of Series C Preferred convertible into 4,251,642 shares of Common Stock, 1,517,444 shares of Series D Preferred convertible into 7,949,991 shares of Common Stock, 924,170 shares of Series F Preferred convertible into 9,998,836 shares of Common Stock, 5,865,331 shares of Series G Preferred convertible into 2,636,647 shares of Common Stock, 500,000 shares of Series H Preferred convertible into 9,235,299 shares of Common Stock, and 8,409,091 shares of Series I Preferred convertible into 84,090,910 shares of Common Stock.

If I Exercise My Subscription Rights, When will I Receive Shares of Series I Preferred Purchased in this Rights Offering?

   The subscription agent will deliver to the record holders who purchase shares in this rights offering certificates representing the shares of our Series I Preferred purchased as soon as practicable after the expiration date of this rights offering and after all pro rata allocations and adjustments have been completed. The subscription agent will not be able to begin calculation of the number of shares to be issued to each exercising holder until 5:00 p.m., New York City time, on the third business day after the expiration date of this rights offering, which is the latest time by which subscription rights certificates may be delivered to us under the guaranteed delivery procedures described under "The Rights Offering--Guaranteed Delivery Procedures."

What Should I do if I have Other Questions?

   If you have questions or need assistance, please contact our General Counsel and Secretary, Wesley Fredenburg, at (612) 492-2405. For a more complete description of this rights offering, see "The Rights Offering" section and the "Plan of Distribution" section included elsewhere in this prospectus.

            SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following table sets forth summary consolidated financial data of Velocity Express as of and for each of the periods indicated. Velocity Express derived the consolidated financial data as of and for the nine months ended March 29, 2003 from Velocity Express' unaudited consolidated financial statements. Velocity Express derived the consolidated financial data as of and for each of the annual periods presented from Velocity Express' audited consolidated financial statements. This information is only a summary and you should read it in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements, and the related schedules and notes, contained in Velocity Express' Annual Report on Form 10-K, which is incorporated by reference herein and Quarterly Reports on Form 10-Q and other information that Velocity Express has filed with the Securities and Exchange Commission. See "Incorporation of Certain Documents by Reference" on page 47.

                                              Nine Months Ended              Year Ended
                                             ------------------     ----------------------------
                                             March 29,    March 30, June 29,  June 30,  July 1,
                                               2003         2002      2002      2001    2000 (1)
                                             ---------    --------- --------  --------  --------
                                             (amounts in thousands, except per share information)
Selected Statements of Operations Data:
Revenue..................................... $229,294     $261,742  $342,727  $471,682  $471,152
Cost of services............................  178,226      203,407   264,766   377,498   364,881
                                             --------     --------  --------  --------  --------
Gross profit................................   51,068       58,335    77,961    94,184   106,271
Operating expenses..........................   51,269       58,104    76,040   116,425   129,584
Restructuring charge........................       --           --        --     7,060        --
                                             --------     --------  --------  --------  --------
Operating income (loss).....................     (201)         231     1,921   (29,301)  (23,313)
Net interest (expense) income...............   (2,250)     (11,785)  (12,577)   (6,334)   (5,272)
Common stock warrant charge.................       --       (1,020)   (1,048)       --        --
Other (expense) income......................      (29)       1,186     1,225       364       373
                                             --------     --------  --------  --------  --------
Net loss.................................... $ (2,480)    $(11,388) $(10,479) $(35,271) $(28,212)
                                             ========     ========  ========  ========  ========
Net loss applicable to common shareholders.. $ (3,355)    $(21,266) $(20,357) $(35,022) $(31,720)
                                             ========     ========  ========  ========  ========
Basic and diluted loss per common share..... $  (0.77)    $  (6.16) $  (5.82) $ (10.51) $ (11.37)
                                             ========     ========  ========  ========  ========
Basic and diluted weighted average number of
  common shares outstanding.................    4,355        3,450     3,500     3,333     2,790

                                                       As of
                                  -----------------------------------------------
                                  March 29, March 30, June 29, June 30,   July 1,
                                    2003      2002      2002     2001      2000
                                  --------- --------- -------- --------  --------
Balance Sheet Data
Working capital (deficit)........ $(12,540) $ 16,562  $ 21,155 $ (2,809) $(18,607)
Total assets.....................  112,366   115,430   113,889  158,375   181,723
Long-term debt and capital leases    4,524    37,563    38,756   61,242    39,495
Redeemable preferred stock.......       --        --        --   35,421    25,261
Shareholders' equity (deficit)...   32,281    23,732    29,315  (31,592)   (1,123)

--------
(1)During the first quarter of fiscal 2000, the Company acquired all the common stock of Velocity Express, Inc., formerly known as Corporate Express Delivery Systems, Inc. The results of operations of Velocity are included from the date of acquisition.

                      RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS

   The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends for Velocity Express on a historical basis for the periods indicated.

    Nine Months Ended                      Year Ended,
    ----------------- --------------------------------------------------
                      June 29,   June 30,    July 1,   June 30,   June 30,
      March 29, 2003    2002       2001       2000       1999       1998
      --------------  ---------  ---------  ---------- ---------  ---------
          0.93          1.16      (3.54)    (3.42) (1) (721.80)    522.29
--------
(1)During the first quarter of fiscal 2000, the Company acquired all the common stock of Velocity Express, Inc., formerly known as Corporate Express Delivery, Inc. The results of operations of Velocity Express, Inc. are included from the date of acquisition.

   Velocity Express has not issued any shares of Series I Preferred and currently has the ability to issue up to a total of 8,409,091 shares of Series I Preferred, par value $0.004 per share. The ratio of earnings to combined fixed charges and preferred stock dividends equals earnings divided by the sum of our fixed charges and preferred stock dividends. For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividend, earnings are the sum of income (loss) from continuing operations before income taxes plus fixed charges reduced by capitalized interest and the preferred stock dividend. Fixed charges consist of interest expensed and capitalized, amortization of debt issue costs, preferred stock dividends, and that portion of rental expense representative of the interest factor. For the nine months ended March 29, 2003, earnings were insufficient to cover fixed charges and preferred stock dividend by approximately $161,212. For the year ended June 30, 2001, earnings were insufficient to cover fixed charges and preferred stock dividend by approximately $28,769,925. For the year ended July 1, 2000, earnings were insufficient to cover fixed charges and preferred stock dividend by approximately $23,313,000. For the year ended June 30, 1999, earnings were insufficient to cover fixed charges and preferred stock dividend by approximately $2,891,210.

                              THE RIGHTS OFFERING

Reasons for the Rights Offering

   On September 11, 2003, our board of directors discussed and authorized the commencement of this rights offering.

   In reaching its conclusion, our board of directors considered a number of factors, including:

  . our need for additional capital and several alternative capital raising methods;

  . the expected proceeds of approximately $18,500,000 from this rights offering;

  . the subscription price relative to pricing policies customary for transactions of this type;

  . the potential effect of this rights offering on relative ownership interests of our stockholders; and

  .  the potential tax consequences of this rights offering.

   After weighing the factors discussed above and the effect of the rights offering of generating approximately $18.5 million in additional capital for us, our board of directors believes that the rights offering is the best alternative for capital raising and is in the best interests of the Company and our stockholders. As described in "Use of Proceeds" on page 28, the proceeds of the rights offering are intended to be used as support for a new revolving credit facility and for general corporate purposes. Our board of directors believes that the rights offering will ultimately strengthen our financial condition through generating additional cash and increasing our stockholders' equity. See "Use of Proceeds" on page 28 and "Capitalization" on page 30. However, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

The Rights

   We will distribute to each holder of our Common Stock or Preferred Stock who is a record holder of such security on the record date, September 11, 2003, at no charge, subscription rights to purchase our Series I Preferred Stock, up to a total of 8,409,091 subscription rights. These subscription rights will be distributed to our stockholders based on their percentage ownership of our Common Stock on a fully diluted or as-converted basis on the record date.

   Accordingly, holders of one share of our Common Stock on the record date will receive 0.297952777 rights. Holders of one share of our Series B Preferred on the record date will receive 0.486231363 rights. Holders of one share of our Series C Preferred on the record date will receive 0.329810541 rights. Holders of one share of our Series D Preferred on the record date will receive
0.813565586 rights. Holders of one share of our Series F Preferred on the record date will receive 1.745371947 rights. Holders of one share of our Series G Preferred on the record date will receive 0.072517623 rights. Holders of one share of our Series H Preferred on the record date will receive 2.979527767 rights. The subscription rights will be evidenced by nontransferable subscription rights certificates. Each subscription right shall allow the holder to subscribe for and purchase one share of our Series I Preferred Stock at a price of $2.20 per share. The maximum gross proceeds of this rights offering, assuming all the rights are exercised at the subscription price of $2.20, will be $18,500,000.

   If you elect to exercise your basic subscription right in full, you may also subscribe, at the subscription price, for additional shares of our Series I Preferred under your over-subscription right to the extent that other rights holders do not exercise their basic subscription rights in full. If the remaining number of shares of our Series I Preferred is not available to fully satisfy the over-subscription right requests, the available shares of Series I Preferred will be sold pro rata among subscription right holders who exercised their over-subscription rights based on the amount of over-subscription price tendered by each person seeking to over-subscribe as of the expiration date of the offering. We have not engaged an underwriter, placement agent or dealer manager in connection with this rights offering.

Terms of Series I Preferred

   The Series I Preferred will rank senior to the Common Stock with respect to rights of liquidation, dissolution and winding up and shall have the following characteristics:

   Dividends. The Company is required to declare and pay to the holders of the Series I Preferred, on an as-converted basis, any dividends declared or paid to the Common Stock, whether such dividends are payable in cash, securities or other property, other than dividends payable solely in shares of Common Stock. There is no restriction on the repurchase or redemption of shares by the Company while there is any arrearage in the payment of dividends to the Series I Preferred.

   Liquidation. Upon any liquidation, dissolution and winding up of the Velocity Express, each holder of Series I Preferred is entitled to receive an amount in cash equal to $2.20 for each share of Series I Preferred, plus any unpaid dividends thereon ("Series I Liquidation Preference"). If our assets are insufficient to pay all liquidation preferences for all of its preferred stock, we will first distribute our assets between the holders Series D Preferred, Series F Preferred, Series G Preferred, Series H Preferred and Series I Preferred on a pro rata basis dependant on the aggregate maximum liquidation preference of all of the Series D Preferred, Series F Preferred, Series G Preferred, Series H Preferred and Series I Preferred outstanding. The assets remaining after this initial distribution will be shared between the holders of Series B Preferred and Series C Preferred on a pro rata basis dependent on the aggregate maximum liquidation preference of all outstanding Series B Preferred and Series C Preferred. Any remaining assets will be distributed to holders of the Common Stock.

   Voting Rights. The holders of shares of Series I Preferred are entitled to receive notice of all stockholder meetings and to vote on all matters submitted to the stockholders on an as-converted basis, voting together with the holders of the Common Stock as a single class. The holders of Series I Preferred are entitled to one vote for each share of Common Stock issuable upon conversion of the Series I Preferred as of the record date of the stockholder vote, or if no record date is specified, as of the date of the stockholder vote, to the extent that such holder's voting power, together with the voting power held by its affiliates, do not exceed 40% of the total voting power of all of the capital stock of the Company entitled to vote. Therefore, to the extent that the holders, together with its affiliates, will have voting power in excess of 40% of all of our outstanding capital stock, the Series I Preferred, as held by such holder or its affiliates, will not have any voting rights.

   For so long as at least 20% of the shares of Series I Preferred issued under this rights offering remain outstanding, the affirmative vote of the holders of two-thirds of the shares of Series I Preferred then outstanding are required for the Company to (i) alter or change the preferences, rights or powers of the Series I Preferred, or (ii) increase or decrease the authorized number of shares of Series I Preferred.

   Conversion to Common Stock. To the extent that a holder, together with its affiliates, will not hold 40% or more of all of the outstanding capital stock of the Company, on an as converted basis, the holders of Series I Preferred, at any time and from time to time, may convert all or any portion of the Series I Preferred, including any fraction of a share, into shares of the Common Stock (or shares or units of any security into which the Company's Common Stock is changed). Therefore, to the extent that a holder, together with its affiliates, will hold 40% or more of all of the outstanding capital stock of the Company, on an as converted basis, after conversion of any Series I Preferred, the Series I Preferred will not be convertible. Upon their issuance, each share of Series I Preferred may be converted into ten shares of Common Stock, and assuming that there is no restriction on their conversion, all of the Series I Preferred as converted will represent approximately 57.81% of our outstanding Common Stock on a fully diluted basis.

   The rate at which shares of Series I Preferred may be converted to Common Stock shall be adjusted, from time to time, in order to prevent dilution of this right to so convert held by the holders of the Series I Preferred. In the event the Company issues or sells any shares of Common Stock or securities convertible into or exercisable for Common Stock for a consideration per share of Common Stock received or receivable upon conversion or exercise of such securities, of less than the market price of the Common Stock, determined as of the date of the initial issue or sale, the conversion rate of the Series I Preferred shall be proportionately adjusted to prevent dilution. The market price of the Common Stock for this purpose is determined as the average closing price of the Common Stock on The Nasdaq SmallCap Market for the twenty consecutive trading days immediately prior to the day on which market price is being determined. Certain permitted issuances, including, but not limited to options or shares granted under the Company's stock option plans or the granting of options for up to 75,000 shares of Common Stock to employees and consultants of the Company outside of the Company's stock option plans, will not trigger such an adjustment to the rate of conversion.

Non-transferability of the Subscription Rights

   Except in the limited circumstances described below, only you may exercise your subscription rights. You may not sell, give away or otherwise transfer your subscription rights.

   Notwithstanding the foregoing, you may transfer your subscription rights to any of your affiliates and your subscription rights also may be transferred by operation of law; for example, a transfer of subscription rights to the estate of the recipient upon the death of the recipient would be permitted. If the subscription rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration time of the rights offering.

Expiration of the Rights Offering and Extensions, Amendments and Termination

   You may exercise your subscription rights at any time before 5:00 p.m., New
York City time, on           , 2003, the expiration time for this rights
offering. We may, in our sole discretion, extend the time for exercising the subscription rights. If the commencement of this rights offering is delayed for a period of time, the expiration date of this rights offering will be similarly extended. We may extend the expiration date of this rights offering on or before the scheduled expiration date. If we elect to extend the expiration of this rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

   We reserve the right, in our sole discretion, to amend or modify the terms of this rights offering.

   If you do not exercise your subscription rights before the expiration time of this rights offering, your unexercised subscription rights will be null and void and will have no value. We will not be obligated to honor your exercise of subscription rights if we receive the documents relating to your exercise after this rights offering expires, regardless of when you transmitted the documents, except if you have timely transmitted the documents under the guaranteed delivery procedures described below.

Subscription Rights

   Your subscription rights entitle you to a basic subscription right and an over-subscription right.

  Basic Subscription Right

   With your basic subscription right, you may purchase one share of our Series I Preferred per subscription right, upon delivery of the required documents and payment of the subscription price of $2.20 per share. You are not required to exercise all of your subscription rights unless you wish to purchase shares under your over-subscription right. We will deliver to the record holders who purchase shares in this rights offering certificates representing the shares purchased with a holder's basic subscription right as soon as practicable after this rights offering has expired.

  Over-Subscription Right

   In addition to your basic subscription right, you may subscribe for additional shares of our Series I Preferred upon delivery of the required documents and payment of the subscription price of $2.20 per share, before the expiration of this rights offering. You may only exercise your over-subscription right if you exercised your basic subscription right in full and other holders of subscription rights do not exercise their basic subscription rights in full.

  Pro Rata Allocation

   If there are not enough shares of our Series I Preferred to satisfy all subscriptions made under the over-subscription right, we will allocate the remaining shares of our Series I Preferred pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. "Pro rata" means in proportion to the amount of subscription price tendered by each subscription rights holder who wishes to exercise his or her over-subscription rights prior to the expiration date. If there is a pro rata allocation of the remaining shares of our Series I Preferred and you receive an allocation of a greater number of shares than you subscribed for under your over-subscription right, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription rights.

  Full Exercise of Basic Subscription Right

   You may exercise your over-subscription right only if you exercise your basic subscription right in full. To determine if you have fully exercised your basic subscription right, we will consider only the basic subscription rights held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our Common Stock that you own individually and shares of our Common Stock that you own collectively with your spouse. If you wish to exercise your over-subscription right with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to fully exercise your basic subscription right with respect to your individually owned subscription rights. You do not have to subscribe for any shares under the basic subscription right owned collectively with your spouse to exercise your individual over-subscription right.

   When you complete the portion of your subscription rights certificate to exercise your over-subscription right, you will be representing and certifying that you have fully exercised your basic subscription rights granted pursuant to this prospectus. You must exercise your over-subscription rights at the same time you exercise your basic subscription rights in full.

  Return of Excess Payment

   If you exercised your over-subscription right and are allocated less than all of the shares of our Series I Preferred for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering. We will deliver to the record holders who purchase shares in this rights offering certificates representing the shares of our Series I Preferred that you purchased as soon as practicable after the expiration date of this rights offering and after all pro rata allocations and adjustments have been completed. However, we will not be able to begin calculations for any pro rata allocations and adjustments until three days after the expiration date, which is the latest date for our stockholders to deliver the subscription rights certificate pursuant to the guaranteed delivery procedures.

Effects of Rights Offering on our Stock Option Plans

   As of September 11, 2003, there were outstanding options to purchase approximately 1,587,808 shares of Common Stock issued or committed to be issued pursuant to stock options granted by Velocity Express. None of the outstanding options have anti-dilution or other provisions of adjustment to exercise price or number of shares which will be automatically triggered by the rights offering. Each outstanding and unexercised option will remain unchanged and will be exercisable for the same number of shares of Common Stock and at the same exercise price as before the rights offering.

Effect of Issuance of Series I Preferred on the Company's Outstanding Preferred Stock, Warrants and Convertible Indebtedness

   Since the subscription price to purchase the Series I Preferred is $2.20 per share, the issuance of the Series I Preferred is dilutive to the holders of the Company's outstanding capital stock, including the Series B Preferred, Series C Preferred, Series D Preferred, Series F Preferred, Series G Preferred, Series H Preferred and Common Stock. The issuance of the Series I Preferred is also dilutive to the Company's various outstanding options and warrants. Of these securities, each of the Preferred Stock and the Warrant to Purchase Common Stock of Velocity Express Corporation (formerly United Shipping & Technology, Inc.), dated as of September 24, 1999, issued to Bayview Capital Partners L.P. (the "Bayview Warrant"), carry anti-dilution provisions in their conversion or exercise rights.

   The exercise price of the Bayview Warrant and the conversion prices of each of the Preferred Stock are required to be reduced on a weighted average basis concurrent with any issuance by the Company of securities for a consideration per share less than the market value of the Common Stock immediately prior to the date the Company fixes the purchase price for such securities. This weighted average reduction for the Preferred Stock would mean that the conversion price is decreased to the mathematical result of (i) the conversion price in effect immediately prior to such issuance multiplied by (ii) a fraction, the numerator of which equals the sum of (y) the number of shares of Common Stock outstanding on a fully diluted basis (in accordance with the applicable certificate of designation) prior to such issuance multiplied by the market value of the Common Stock on the day of such issuance plus (x) the consideration received by the Company for such issuance, and the denominator of which equals the product of the number of shares of Common Stock outstanding on a fully diluted basis immediately after such issuance multiplied by the market value immediately after such issuance. The weighted average reduction for the Bayview Warrant would mean that the exercise price is decreased to the mathematical result of (i) the exercise price in effect immediately prior to such issuance multiplied by (ii) a fraction, the numerator of which equals the sum of (y) the number of shares of Common Stock outstanding on a fully diluted basis (in accordance with the Bayview Warrant) prior to such issuance plus (x) the number of shares of Common Stock that the consideration received by the Company for such issuance would have purchased if those shares were sold at the market value, and the denominator of which equals the number of shares of Common Stock outstanding on a fully diluted basis immediately after such issuance. The market value of the Common Stock for the purpose of determining whether the holders of the Preferred Stock and the Bayview Warrant have contractual rights to a reduction of their respective conversion or exercise prices because that security has been diluted is defined as the average closing price of the Common Stock on The Nasdaq SmallCap Market for the twenty consecutive trading days immediately prior to the record date, which is $0.673 per share.

   To better help you understand how the aggregate issuance of the Series I Preferred has affected the conversion and exercise price of each of the Preferred Stock and the Bayview Warrant, the following table lists the conversion/exercise price of each security immediately before and immediately after the issuance of all 8,409,091 shares of Series I Preferred.

                        Exercise/Conversion Price Exercise/Conversion Price
     Class of Security      Prior to Issuance          After Issuance
     -----------------  ------------------------- -------------------------
     Series B Preferred           $5.24                     $2.84
     Series C Preferred           $4.99                     $2.70
     Series D Preferred           $2.70                     $1.46
     Series F Preferred           $1.88                     $1.02
     Series G Preferred           $3.08                     $1.67
     Series H Preferred           $1.00                     $0.54
     Bayview Warrant...           $6.71                     $3.63

Method of Subscription-Exercise of Rights

   You may exercise your subscription rights by delivering the following to the
subscription agent at or prior to 5:00 p.m., New York City time, on           ,
the expiration time of this rights offering:

  . Your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

  . Your full subscription price payment for each share subscribed for under your subscription privileges.

   If you are a beneficial owner of our shares which are registered in the name of a broker, custodian bank or other nominee, you should instruct your broker, custodian bank or other nominee to exercise your rights and deliver all documents and payment on your behalf prior to 5:00 p.m., New York City time, on
          , the expiration time of this rights offering.

   Your subscription rights will not be considered exercised unless the subscription agent receives from you, or your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price
payment prior to 5:00 p.m., New York City time, on           , the expiration
time of this rights offering.

Method of Payment

   Your payment of the subscription price must be made in U.S. dollars for the full number of shares of Series I Preferred for which you are subscribing by either:

  . check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to American Stock Transfer & Trust Company, as subscription agent for Velocity Express Corporation; or

  .  wire transfer of immediately available funds, to the subscription account
     maintained by the subscription agent at                     .

Receipt of Payment

   Your payment will be considered received by the subscription agent only upon:

  .  Clearance of any uncertified check;

  . Receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

  .  Receipt of collected funds in the subscription account designated above.

Clearance of Uncertified Checks

   If you are paying by uncertified personal check, please note that uncertified checks may take five business days or more to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time this rights offering expires to ensure that your payment is received by the subscription agent and clears by the rights offering expiration time. We urge you to consider using a certified or cashier's check, money order or wire transfer of funds to avoid missing the opportunity to invest in our Series I Preferred stock should you decide to exercise your subscription rights.

Delivery of Subscription Materials and Payment

   You should deliver your subscription rights certificate and payment of the subscription price or, if applicable, notices of guaranteed delivery, to the subscription agent by one of the methods described below:

                By mail, hand delivery or overnight courier to:

                    American Stock Transfer & Trust Company
                                59 Maiden Lane
                              New York, NY 10038

          Notices of Guaranteed Delivery may be sent by facsimile to:

                                (718) 234-5001

             You may call us at (612) 492-2400 with any questions.

   Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Calculation of Subscription Rights Exercised

   If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to us. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised your over-subscription right to purchase the maximum number of shares of our Series I Preferred with your over-payment. If we do not apply your full subscription price payment to your purchase of shares of our Series I Preferred, we will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering.

Your Funds will be Held by Us until Shares of Our Series I Preferred are Issued

   We will hold your payment of the subscription price in a segregated account with other payments received from other subscription rights holders until we issue your shares of our Series I Preferred to you upon consummation of the rights offering.

Medallion Guarantee may be Required

   Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the U.S., subject to standards and procedures adopted by us, unless:

  . Your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

  .  You are an eligible institution.

Notice to Recordholders holding on behalf of Beneficial Owners

   If you are a broker, a trustee or a depositary for securities who holds shares of our capital stock for the account of others on the record date, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to us with the proper payment. If you hold shares of our stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our stock on the rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" that we will provide to you with your rights offering materials. If you did not receive this form, you should contact us to request a copy.

Beneficial Owners

   If you are a beneficial owner of our capital stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but believe that you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Instructions for Completing Your Subscription Rights Certificate

   You should read and follow the instructions accompanying the subscription rights certificates carefully.

   You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to us prior to the time this rights offering expires. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of a certified or cashier's check, money order or wire transfer of funds.

Determinations Regarding the Exercise of Your Subscription Rights

   The subscription agent, at our direction, will decide at its discretion all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by it will be final and binding. The subscription agent, in its sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as it may determine. The subscription agent will not be required to make uniform determinations in all cases. The subscription agent may reject the exercise of any of your subscription rights because of any defect or irregularity. The subscription agent will not accept any exercise of subscription rights until all irregularities have been waived by it or cured by you within such time as it decides, in its sole discretion.

   We will not be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of this rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our Series I Preferred to you could be deemed unlawful under applicable law.

Regulatory Limitation

   We will not be required to issue to you shares of our Series I Preferred pursuant to this rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time this rights offering expires, you have not obtained such clearance or approval.

Guaranteed Delivery Procedures

   If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to us on or before the time this rights offering expires, you may exercise your subscription rights by the following guaranteed delivery procedures:

  . Deliver to the subscription agent on or prior to the rights offering expiration time your subscription price payment in full for each share you subscribed for under your subscription rights in the manner set forth above in "--Method of Payment";

  . Deliver to the subscription agent on or prior to the expiration time the form entitled "Notice of Guaranteed Delivery," substantially in the form provided with the "Instructions for Use of Velocity Express Subscription Rights Certificates" distributed with your subscription rights certificates; and

  . Deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent within three business days following the date of your Notice of Guaranteed Delivery.

   Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions for Use of Velocity Express Subscription Rights Certificates, which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions that are members of, or participants in, a signature guarantee program acceptable to us.

   The Notice of Guaranteed Delivery must state:

  .  Your name and address;

  . The certificate number of the subscription rights certificate relating to the subscription rights you are exercising;

  . The number of subscription rights represented by your subscription rights certificates, the number of shares of our Series I Preferred for which you are subscribing under your basic subscription right and the number of shares of our Series I Preferred for which you are subscribing under your over-subscription right, if any; and

  . The institution's guarantee that the subscription rights certificates evidencing the subscription rights you are exercising will be delivered to the subscription agent within three business days following the date that the subscription agent receives your Notice of Guaranteed Delivery.

   You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your subscription rights certificates at the address set forth above under "--Delivery of Subscription Materials and Payment." We will send you additional copies of the form of Notice of Guaranteed Delivery if you request them. Please call (612) 492-2400 to request additional copies.

Questions about Exercising Subscription Rights

   If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this prospectus, the Instructions for Use of Velocity Express Subscription

Rights Certificates or the Notice of Guaranteed Delivery, you should contact us at the address and telephone number set forth above under "Questions and Answers About the Rights Offering--What Should I do if I have Other Questions?"

No Revocation

   Once you have exercised your subscription rights, you may not revoke your exercise. Subscription rights not exercised prior to the expiration time of this rights offering will expire and will have no value.

Subscription Price

   The subscription price is $2.20 per share. For more information with respect to how the subscription price was determined, see "Questions and Answers About the Rights Offering--How was the $2.20 Per Share Subscription Price Established?" included elsewhere in this prospectus.

Cancellation Rights

   Our board of directors may cancel this rights offering, in whole or in part, in its sole discretion at any time prior to the time this rights offering expires for any reason. If we cancel this rights offering, any funds you paid to us will be promptly refunded, without interest or deduction.

No Board Recommendation

   An investment in shares of our Series I Preferred must be made according to each investor's evaluation of its own best interests and after considering all of the information in this prospectus, including the "Risk Factors" section of this prospectus and all of the information incorporated by reference in this prospectus. Neither we nor our board of directors make any recommendation to subscription rights holders regarding whether they should exercise their subscription rights.

Shares of Series I Preferred Outstanding after the Rights Offering

   Assuming all subscription rights are exercised, approximately 8,409,091 shares of our Series I Preferred will be issued and outstanding after this rights offering expires.

Other Matters

   We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our Series I Preferred from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of this rights offering in those states or other jurisdictions, or change the terms of this rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. We may decline to make modifications to the terms of this rights offering requested by those states or other jurisdictions, in which case, if you are a resident of those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in this rights offering.

                                USE OF PROCEEDS

   If all of the subscription rights are exercised, the aggregate net proceeds to Velocity Express from this offering would be approximately $18,390,000 after deducting fees and estimated expenses of approximately $110,000. We currently anticipate that we will apply such net proceeds to support a new revolving credit facility, replacing certain letters of credit totaling $7.1 million currently maintained by the Company and guaranteed by one of our major stockholders, TH Lee Putnam Ventures, and for general corporate purposes. The terms of the new revolving credit facility is being negotiated.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Price Range of Common Stock

   Since January 4, 2002, Velocity Express Common Stock has been listed on The Nasdaq SmallCap Market and traded under the symbol "VEXP." On September 11, 2003, the record date for the rights offering, the closing price of our Common
Stock on The Nasdaq SmallCap Market was $0.62 per share. On           , 2003,
the last trading day prior to the date of this prospectus, the closing price of
our Common Stock on The Nasdaq SmallCap Market was $      per share.

   The following table sets forth, for the periods indicated, the reported high and low closing sales prices of Velocity Express Common Stock on The Nasdaq SmallCap Market, as restated for the effect of the one-for-five reverse stock split effected on April 25, 2002.

     Fiscal Year Quarter Ended                        High Price Low Price
     ----------- -------------                        ---------- ---------
        2000     October 2, 1999.....................   $29.38    $13.13
                 January 1, 2000.....................    47.81     19.38
                 April 1, 2000.......................    88.44     36.25
                 July 1, 2000........................    70.00     39.06

        2001     September 30, 2000..................    45.47     19.69
                 December 30, 2000...................    24.38      8.75
                 March 31, 2001......................    12.50      3.75
                 June 30, 2001.......................     3.75      2.00

        2002     September 29, 2001..................     5.45      2.65
                 December 29, 2001...................    14.50      4.50
                 March 30, 2002......................    17.00      7.55
                 June 29, 2002.......................     9.95      2.98

        2003     September 28, 2002..................     3.20      1.87
                 December 28, 2002...................     1.94      0.64
                 March 29, 2003......................     0.94      0.60
                 June 28, 2003.......................     0.98      0.61

        2003     September 11, 2003 (the record date)     0.90      0.61

Dividends

   Velocity Express has not paid any cash dividends on its Common Stock or its Preferred Stock since its organization and it is not contemplated that any cash dividends will be paid on its Common Stock or Preferred Stock in the foreseeable future.

                                CAPITALIZATION

   The following table shows our capitalization as of March 29, 2003, on a historical basis and as adjusted to give effect to the issuance of our Series H Call Warrants described in footnote (1) below. The table also includes our capitalization on a pro forma basis assuming the completion of the rights offering and all of the Series I Preferred were issued at the subscription price on March 29, 2003.

                                                                         Pro Forma Adjustments
                                                           ------------------------------------------------
                                                            March 29,    Series H       Rights        As
                                                              2003     Preferred (1)   Offering    Adjusted
                                                           ----------- ------------- --------     ---------
                                                           (unaudited)
Cash......................................................  $   1,421     $    --    $ 18,500     $  19,921
                                                            =========     =======    ========     =========
Long-term debt less current portion.......................      4,524          --          --         4,524
Shareholders' equity
   Preferred stock, $0.004 par value, 50,000,000 shares
     authorized, 13,865,000 shares issued and outstanding
     at March 29, 2003....................................     66,777          --      18,500        85,277
   Preferred warrants, 1,042,000 outstanding at March 29,
     2003.................................................      7,600          --          --         7,600
   Common stock, $0.004 par value, 150,000,000 shares
     authorized, 4,719,000 shares issued and outstanding
     at March 29, 2003....................................         19          --          --            19
   Stock subscription receivable..........................        (38)         --          --           (38)
   Additional paid-in-capital.............................     61,172       2,475      18,500(2)     82,147
   Accumulated deficit....................................   (103,121)     (2,475)    (18,500)(2)  (124,096)
   Foreign currency translation...........................       (128)         --          --          (128)
                                                            ---------     -------    --------     ---------
       Total stockholders' equity.........................     32,281          --      18,500        50,781
                                                            ---------     -------    --------     ---------
Total Capitalization......................................  $  36,805     $    --    $ 18,500     $  55,305
                                                            =========     =======    ========     =========

--------
(1)To reflect the issuance of the Series H Call Warrants on May 1, 2003.
(2)Represents the Company's best estimate of the beneficial conversion related to the issuance of the Series I Preferred.

                         DESCRIPTION OF CAPITAL STOCK

   This section contains a description of our capital stock. This description includes a summary of the terms of the Common Stock, Series B Preferred, Series C Preferred, Series D Preferred, Series F Preferred, Series G Preferred and Series H Preferred. The summaries of the Common Stock and Preferred Stock are qualified in their entirety by reference to the full text of our Certificate of Incorporation (the "Charter"), including the Certificates of Designation of all of the Preferred Stock, the bylaws of the Company and the General Corporation Law of the State of Delaware, or DGCL.

   Under the Charter, our authorized capital stock consists of 150,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock.

Common Stock

   As of September 11, 2003, there were 5,443,993 shares of Common Stock outstanding. The Common Stock has a par value of $0.004 per share.

  Dividends

   Subject to the prior rights of the holders of our Preferred Stock, holders of Common Stock are entitled to receive such dividends and other distributions in cash, stock or property of Velocity Express as may be declared by our board of directors from time to time, out of assets or funds legally available for dividends, provided that in the case of cash dividends or dividends of assets, we are required to declare and pay to the holders of our Preferred Stock on an as-converted basis any dividends declared or paid on the Common Stock.

  Voting Rights

   Each share of Common Stock is entitled to one vote per share on all matters submitted to our stockholders, including election of directors. The holders of the Common Stock generally vote together with the holders of our Preferred Stock as a single class.

  Liquidation Rights

   In the event of any dissolution, liquidation or winding up of the affairs of Velocity Express, after payment or provision for payment of our debts and other liabilities and any amounts to which the holders of our Preferred Stock are entitled, our remaining assets and funds will be divided among the holders of the Common Stock.

  Listing and Transfer Agent

   Our Common Stock is listed on The Nasdaq SmallCap Market under the symbol "VEXP." American Stock Transfer & Trust Company is the transfer agent and registrar for our Common Stock.

Preferred Stock Voting Rights

   Each holder of the Series B Preferred, Series C Preferred, Series D Preferred and Series F Preferred is entitled to receive notice of all stockholder meetings and to vote on all matters submitted to the stockholders on an as-converted basis, voting together with the holders of the Common Stock as a single class. Each such holder is entitled to one vote for each share of Common Stock issuable upon conversion of the pertinent Preferred Stock as of the record date of the stockholder vote, or if no record date is specified, as of the date of the stockholder vote. Furthermore, holders of Series B Preferred, voting separately as a single class, are entitled to elect one director to serve on our board of directors and all of the committees of the board of directors and to limit the size of our board of directors.

   Additionally, we can not take any of the actions set forth below without first obtaining the affirmative vote of the holders of at least two-thirds of the then outstanding shares of Series B Preferred, Series C Preferred, Series D Preferred and Series F Preferred, voting as a class:

  . sell, lease or otherwise dispose of any our assets or the assets of our subsidiaries, except for sales, leases or dispositions outside of the ordinary course of business, consistent with past custom and practice;

  . merge or consolidate with any person or entity; provided, that our directly or indirectly wholly owned subsidiaries may merge with and into Velocity Express; and

  . effect any other transaction or series of related transactions involving Velocity Express, the result of which is that any person becomes the beneficial owner (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the voting securities of the Company.

   Furthermore, we cannot take any of the following actions without first obtaining the affirmative vote of the holders of at least two-thirds of the then outstanding shares of each series of Series B Preferred, Series C Preferred, Series D Preferred or Series F Preferred, expressly authorized to vote as a series, each voting together as a separate series, for so long as at least 20% of the relevant series of Preferred Stock originally issued remains outstanding:

  . alter or change the preferences, rights or powers of the relevant series of Preferred Stock (provided that only the series directly affected is entitled to vote as a series under this provision);

  . increase or decrease the authorized number of shares of the relevant series of these Preferred Stock (provided that only the affected series is entitled to vote as a series under this provision);

  . directly or indirectly declare or pay any dividends or make any distributions upon, or repurchase or redeem, any of our capital stock or other equity securities (or any securities directly or indirectly convertible into or exercisable or exchangeable for equity securities), other than certain repurchases of options, or its underlying Common Stock, issued pursuant to our stock option plans pursuant to the terms of the options and other than the mandatory repurchase of certain warrants issued to Bayview, provided, however, that:

    . with respect to dividends, distributions, repurchases or redemptions involving the Series B Preferred, only the Series C Preferred Stock is entitled to vote as a series under this provision,

    . with respect to dividends, distributions, repurchases or redemptions involving the Series C Preferred, only the Series B Preferred Stock is entitled to vote as a series under this provision, and

    . with respect to dividends, distributions, repurchases or redemptions involving the Series D Preferred Stock or the Series F Preferred Stock, only the Series B Preferred Stock and the Series C Preferred Stock are entitled to vote as separate series under this provision;

  . issue any additional Series B Preferred (other than in connection with the exercise of the certain warrants for Series B Preferred) or Series C Preferred or create, authorize or issue any capital stock that ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) to or pari passu with the Series B Preferred or Series C Preferred (provided that only Series B Preferred Stock and Series C Preferred Stock are entitled to vote as separate series under this provision);

  . issue any additional Series D Preferred or Series F Preferred or create, authorize or issue any capital stock that ranks prior to (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) the Series D Preferred or Series F Preferred (provided that only Series D Preferred Stock and Series F Preferred Stock are entitled to vote as separate series under this provision);

  . amend, alter, repeal or waive any provision of our Certificate of Incorporation (including any certificate of amendment and whether by amendment, merger or otherwise) or our Bylaws (provided that only Series B Preferred and Series C Preferred are entitled to vote as separate series under this provision);

  . liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes) (provided that only Series B Preferred Stock and Series C Preferred Stock are entitled to vote as separate series under this provision);

  . create, incur, assume or suffer to exist, or permit any of our subsidiary to create, incur, assume or suffer to exist, any liens on all or substantially all of the assets of Velocity Express and our subsidiaries with respect to any indebtedness which is in excess of $5,000,000 in the aggregate; and

  . authorize the issuance of any Common Stock or securities convertible into Common Stock at a price below market price (as defined in our Certificate of Incorporation); provided, that in the event we receives the approval of the Series B Preferred, this limitation shall automatically terminate and be of no further force and effect (and provided further that only Series B Preferred Stock is entitled to vote as a series under this provision).

Series B Convertible Preferred Stock

   As of September 11, 2003, there were 2,806,797 shares of Series B Preferred outstanding. The Series B Preferred has a par value of $0.004 per share.

  Dividends

   We are required to declare and pay to the holders of the Series B Preferred on an as-converted basis any dividends declared or paid to the Common Stock, whether such dividends are payable in cash, securities or other property, other than dividends payable solely in shares of Common Stock. There is no restriction on the repurchase or redemption of shares by the Company while there is any arrearage in the payment of dividends to the Series B Preferred.

  Liquidation

   Upon any liquidation, dissolution and winding up of the Company, each holder of Series B Preferred is entitled to receive an amount in cash equal to $9.00 for each share of Series B Preferred, plus any unpaid dividends thereon. If the Company's assets are insufficient to pay all liquidation preferences for all of its preferred stock, the Company will first distribute its assets between the holders Series D Preferred, Series F Preferred, Series G Preferred and Series H Preferred, on a pro rata basis dependant on the aggregate maximum liquidation preference of all of the Series D Preferred, Series F Preferred, Series G Preferred and Series H Preferred outstanding. The assets remaining after this initial distribution will be shared between the holders of Series B Preferred and Series C Preferred on a pro rata basis dependent on the aggregate maximum liquidation preference of all outstanding Series B Preferred and Series C Preferred. Any remaining assets will be distributed to holders of the Common Stock.

  Conversion to Common Stock

   The holders of Series B Preferred, at any time and from time to time, may convert all or any portion of the Series B Preferred, including any fraction of a share, into shares of the Common Stock (or shares or units of any security into which the Company's Common Stock is changed). The rate at which shares of Series B Preferred may be converted to Common Stock shall be adjusted, from time to time, in order to prevent dilution of this right to so convert held by the holders of the Series B Preferred. In the event the Company issues or sells any shares of Common Stock or securities convertible into or exercisable for Common Stock for a consideration per share of

Common Stock received or receivable upon conversion or exercise of such securities, of less than the market price of the Common Stock, determined as of the date of the initial issue or sale, the conversion rate of the Series B Preferred shall be proportionately adjusted to prevent dilution. The market price of the Common Stock for this purpose is determined as the average closing price of the Common Stock on The Nasdaq SmallCap Market for the twenty consecutive trading days immediately prior to the day on which market price is being determined. Certain permitted issuances, including, but not limited to options or shares granted under the Company's stock option plans or the granting of options for up to 75,000 shares of Common Stock to employees and consultants of the Company outside of the Company's stock option plans, will not trigger such an adjustment to the rate of conversion. As of September 11, 2003, the conversion ratio of the Series B Preferred is one share of Series B Preferred convertible into 1.632 shares of Common Stock. As of September 11, 2003, the shares of Series B Preferred outstanding would be convertible into 4,580,433 shares of Common Stock, representing approximately 11.65% of the Company's outstanding Common Stock on a fully diluted basis. This conversion ratio takes into account the one-for-five reverse stock split of our Common Stock effected on April 25, 2002.

  Listing and Transfer Agent

   Our Series B Preferred is not listed. Velocity Express acts as the transfer agent and registrar for the Series B Preferred.

Series C Convertible Preferred Stock

   As of September 11, 2003, there were 2,000,000 shares of Series C Preferred outstanding. The Series C Preferred has a par value of $0.004 per share.

  Dividends

   We are required to declare and pay to the holders of the Series C Preferred on an as-converted basis any dividends declared or paid to the Common Stock, whether such dividends are payable in cash, securities or other property, other than dividends payable solely in shares of Common Stock. There is no restriction on the repurchase or redemption of shares by the Company while there is any arrearage in the payment of dividends to the Series C Preferred.

  Liquidation

   Upon any liquidation, dissolution and winding up of the Company, each holder of Series C Preferred is entitled to receive an amount in cash equal to $6.00 for each share of Series C Preferred, plus any unpaid dividends thereon. If the Company's assets are insufficient to pay all liquidation preferences for all of its preferred stock, the Company will first distribute its assets between the holders Series D Preferred, Series F Preferred, Series G Preferred and Series H Preferred, on a pro rata basis dependant on the aggregate maximum liquidation preference of all of the Series D Preferred, Series F Preferred, Series G Preferred and Series H Preferred outstanding. The assets remaining after this initial distribution will be shared between the holders of Series B Preferred and Series C Preferred on a pro rata basis dependent on the aggregate maximum liquidation preference of all outstanding Series B Preferred and Series C Preferred. Any remaining assets will be distributed to holders of the Common Stock.

  Conversion to Common Stock

   The holders of Series C Preferred, at any time and from time to time, may convert all or any portion of the Series C Preferred, including any fraction of a share, into shares of the Common Stock (or shares or units of any security into which the Company's Common Stock is changed). The rate at which shares of Series C Preferred may be converted to Common Stock shall be adjusted, from time to time, in order to prevent dilution of this right to so convert held by the holders of the Series C Preferred. In the event the Company issues or sells any shares of Common Stock or securities convertible into or exercisable for Common Stock for a consideration per share of

Common Stock received or receivable upon conversion or exercise of such securities, of less than the market price of the Common Stock, determined as of the date of the initial issue or sale, the conversion rate of the Series C Preferred shall be proportionately adjusted to prevent dilution. The market price of the Common Stock for this purpose is determined as the average closing price of the Common Stock on The Nasdaq SmallCap Market for the twenty consecutive trading days immediately prior to the day on which market price is being determined. Certain permitted issuances, including, but not limited to options or shares granted under the Company's stock option plans or the granting of options for up to 75,000 shares of Common Stock to employees and consultants of the Company outside of the Company's stock option plans, will not trigger such an adjustment to the rate of conversion. As of September 11, 2003, the conversion ratio of the Series C Preferred is one share of Series C Preferred convertible into 1.107 shares of Common Stock. As of September 11, 2003, the shares of Series C Preferred outstanding would be convertible into 2,213,844 shares of Common Stock, representing approximately 5.63% of the Company's outstanding Common Stock on a fully diluted basis. This conversion ratio takes into account the one-for-five reverse stock split of our Common Stock effected on April 25, 2002.

  Listing and Transfer Agent

   Our Series C Preferred is not listed. Velocity Express acts as the transfer agent and registrar for the Series C Preferred.

Series D Convertible Preferred Stock

   As of September 11, 2003, there were 1,517,444 shares of Series D Preferred outstanding. The Series D Preferred has a par value of $0.004 per share.

  Dividends

   We are required to declare and pay to the holders of the Series D Preferred on an as-converted basis any dividends declared or paid to the Common Stock, whether such dividends are payable in cash, securities or other property, other than dividends payable solely in shares of Common Stock. There is no restriction on the repurchase or redemption of shares by the Company while there is any arrearage in the payment of dividends to the Series D Preferred.

  Liquidation

   Upon any liquidation, dissolution and winding up of the Company, each holder of Series D Preferred is entitled to receive an amount in cash equal to $8.00 for each share of Series D Preferred, plus any unpaid dividends thereon. If the Company's assets are insufficient to pay all liquidation preferences for all of its preferred stock, the Company will first distribute its assets between the holders Series D Preferred, Series F Preferred, Series G Preferred and Series H Preferred, on a pro rata basis dependant on the aggregate maximum liquidation preference of all of the Series D Preferred, Series F Preferred, Series G Preferred and Series H Preferred outstanding. The assets remaining after this initial distribution will be shared between the holders of Series B Preferred and Series C Preferred on a pro rata basis dependent on the aggregate maximum liquidation preference of all outstanding Series B Preferred and Series C Preferred. Any remaining assets will be distributed to holders of the Common Stock.

  Conversion to Common Stock

   The holders of Series D Preferred, at any time and from time to time, may convert all or any portion of the Series D Preferred, including any fraction of a share, into shares of the Common Stock (or shares or units of any security into which the Company's Common Stock is changed). The rate at which shares of Series D Preferred may be converted to Common Stock shall be adjusted, from time to time, in order to prevent dilution of this right to so convert held by the holders of the Series D Preferred. In the event the Company issues or sells any shares of Common Stock or securities convertible into or exercisable for Common Stock for a consideration per share of

Common Stock received or receivable upon conversion or exercise of such securities, of less than the market price of the Common Stock, determined as of the date of the initial issue or sale, the conversion rate of the Series D Preferred shall be proportionately adjusted to prevent dilution. The market price of the Common Stock for this purpose is determined as the average closing price of the Common Stock on The Nasdaq SmallCap Market for the twenty consecutive trading days immediately prior to the day on which market price is being determined. Certain permitted issuances, including, but not limited to options or shares granted under the Company's stock option plans or the granting of options for up to 75,000 shares of Common Stock to employees and consultants of the Company outside of the Company's stock option plans, will not trigger such an adjustment to the rate of conversion. As of September 11, 2003, the conversion ratio of the Series D Preferred is one share of Series D Preferred convertible into 2.962 shares of Common Stock. As of September 11, 2003, the shares of Series D Preferred outstanding would be convertible into 4,143,409 shares of Common Stock, representing approximately 10.54% of the Company's outstanding Common Stock on a fully diluted basis. This conversion ratio takes into account the one-for-five reverse stock split of our Common Stock effected on April 25, 2002.

  Listing and Transfer Agent

   Our Series D Preferred is not listed. Velocity Express acts as the transfer agent and registrar for the Series D Preferred.

Series F Convertible Preferred Stock

   As of September 11, 2003, there were 924,170 shares of Series F Preferred outstanding. The Series F Preferred has a par value of $0.004 per share.

  Dividends

   We are required to declare and pay to the holders of the Series F Preferred on an as-converted basis any dividends declared or paid to the Common Stock, whether such dividends are payable in cash, securities or other property, other than dividends payable solely in shares of Common Stock. There is no restriction on the repurchase or redemption of shares by the Company while there is any arrearage in the payment of dividends to the Series F Preferred.

  Liquidation

   Upon any liquidation, dissolution and winding up of the Company, each holder of Series F Preferred is entitled to receive an amount in cash equal to $11.00 for each share of Series F Preferred, plus any unpaid dividends thereon. If the Company's assets are insufficient to pay all liquidation preferences for all of its preferred stock, the Company will first distribute its assets between the holders Series D Preferred, Series F Preferred, Series G Preferred and Series H Preferred, on a pro rata basis dependant on the aggregate maximum liquidation preference of all of the Series D Preferred, Series F Preferred, Series G Preferred and Series H Preferred outstanding. The assets remaining after this initial distribution will be shared between the holders of Series B Preferred and Series C Preferred on a pro rata basis dependent on the aggregate maximum liquidation preference of all outstanding Series B Preferred and Series C Preferred. Any remaining assets will be distributed to holders of the Common Stock.

  Conversion to Common Stock

   The holders of Series F Preferred, at any time and from time to time, may convert all or any portion of the Series F Preferred, including any fraction of a share, into shares of the Common Stock (or shares or units of any security into which the Company's Common Stock is changed). The rate at which shares of Series F Preferred may be converted to Common Stock shall be adjusted, from time to time, in order to prevent dilution of this right to so convert held by the holders of the Series F Preferred. In the event the Company issues or sells any shares of Common Stock or securities convertible into or exercisable for Common Stock for a consideration per share of

Common Stock received or receivable upon conversion or exercise of such securities, of less than the market price of the Common Stock, determined as of the date of the initial issue or sale, the conversion rate of the Series F Preferred shall be proportionately adjusted to prevent dilution. The market price of the Common Stock for this purpose is determined as the average closing price of the Common Stock on The Nasdaq SmallCap Market for the twenty consecutive trading days immediately prior to the day on which market price is being determined. Certain permitted issuances, including, but not limited to options or shares granted under the Company's stock option plans or the granting of options for up to 75,000 shares of Common Stock to employees and consultants of the Company outside of the Company's stock option plans, will not trigger such an adjustment to the rate of conversion. As of September 11, 2003, the conversion ratio of the Series F Preferred is one share of Series F Preferred convertible into 5.858 shares of Common Stock. As of September 11, 2003, the shares of Series F Preferred outstanding would be convertible into 5,413,678 shares of Common Stock, representing approximately 13.78% of the Company's outstanding Common Stock on a fully diluted basis. This conversion ratio takes into account the one-for-five reverse stock split of our Common Stock effected on April 25, 2002.

  Listing and Transfer Agent

   Our Series F Preferred is not listed. Velocity Express acts as the transfer agent and registrar for the Series F Preferred.

Series G Convertible Preferred Stock

   As of September 11, 2003, there were 5,865,331 shares of Series G Preferred outstanding. The Series G Preferred has a par value of $0.004 per share.

  Dividends

   We are required to declare and pay to the holders of the Series G Preferred on an as-converted basis any dividends declared or paid to the Common Stock, whether such dividends are payable in cash, securities or other property, other than dividends payable solely in shares of Common Stock. There is no restriction on the repurchase or redemption of shares by the Company while there is any arrearage in the payment of dividends to the Series G Preferred.

  Liquidation

   Upon any liquidation, dissolution and winding up of the Company, each holder of Series G Preferred is entitled to receive an amount in cash equal to $0.75 for each share of Series G Preferred, plus any unpaid dividends thereon. If the Company's assets are insufficient to pay all liquidation preferences for all of its preferred stock, the Company will first distribute its assets between the holders Series D Preferred, Series F Preferred, Series G Preferred and Series H Preferred, on a pro rata basis dependant on the aggregate maximum liquidation preference of all of the Series D Preferred, Series F Preferred, Series G Preferred and Series H Preferred outstanding. The assets remaining after this initial distribution will be shared between the holders of Series B Preferred and Series C Preferred on a pro rata basis dependent on the aggregate maximum liquidation preference of all outstanding Series B Preferred and Series C Preferred. Any remaining assets will be distributed to holders of the Common Stock.

  Voting Rights

   The holders of shares of Series G Preferred are entitled to receive notice of all stockholder meetings and to vote on all matters submitted to the stockholders on an as-converted basis, voting together with the holders of the Common Stock as a single class. The holders of Series G Preferred are entitled to one vote for each share of Common Stock issuable upon conversion of the Series G Preferred as of the record date of the stockholder vote, or if no record date is specified, as of the date of the stockholder vote.

   For so long as at least 20% of the shares of Series G Preferred issued under the original Series G stock purchase agreements remain outstanding, the affirmative vote of the holders of two-thirds of the shares of Series G Preferred then outstanding is required for the Company to (i) alter or change the preferences, rights or powers of the Series G Preferred, or (ii) increase or decrease the authorized number of shares of Series G Preferred.

  Conversion to Common Stock

   The holders of Series G Preferred, at any time and from time to time, may convert all or any portion of the Series G Preferred, including any fraction of a share, into shares of the Common Stock (or shares or units of any security into which the Company's Common Stock is changed). The rate at which shares of Series G Preferred may be converted to Common Stock shall be adjusted, from time to time, in order to prevent dilution of this right to so convert held by the holders of the Series G Preferred. In the event the Company issues or sells any shares of Common Stock or securities convertible into or exercisable for Common Stock for a consideration per share of Common Stock received or receivable upon conversion or exercise of such securities, of less than the market price of the Common Stock, determined as of the date of the initial issue or sale, the conversion rate of the Series G Preferred shall be proportionately adjusted to prevent dilution. The market price of the Common Stock for this purpose is determined as the average closing price of the Common Stock on The Nasdaq SmallCap Market for the twenty consecutive trading days immediately prior to the day on which market price is being determined. Certain permitted issuances, including, but not limited to options or shares granted under the Company's stock option plans or the granting of options for up to 75,000 shares of Common Stock to employees and consultants of the Company outside of the Company's stock option plans, will not trigger such an adjustment to the rate of conversion. As of September 11, 2003, the conversion ratio of the Series G Preferred, assuming that it was convertible then, is one share of Series G Preferred convertible into 0.243 shares of Common Stock. As of September 11, 2003, the shares of Series G Preferred outstanding would be convertible, assuming that it was convertible then, into 1,427,541 shares of Common Stock, representing approximately 3.63% of the Company's outstanding Common Stock on a fully diluted basis. This conversion ratio takes into account the one-for-five reverse stock split of our Common Stock effected on April 25, 2002.

  Listing and Transfer Agent

   Our Series G Preferred is not listed. Velocity Express acts as the transfer agent and registrar for the Series G Preferred.

Series H Convertible Preferred Stock

   As of September 11, 2003, there were 5,000,000 shares of Series H Preferred outstanding. The Series H Preferred has a par value of $0.004 per share.

  Dividends

   The Company is required to declare and pay to the holders of the Series H Preferred on an as-converted basis any dividends declared or paid to the Common Stock, whether such dividends are payable in cash, securities or other property, other than dividends payable solely in shares of Common Stock. There is no restriction on the repurchase or redemption of shares by the Company while there is any arrearage in the payment of dividends to the Series H Preferred.

  Liquidation

   Upon any liquidation, dissolution and winding up of the Company, each holder of Series H Preferred is entitled to receive an amount in cash equal to $10 for each share of Series H Preferred, plus any unpaid dividends thereon. If the Company's assets are insufficient to pay all liquidation preferences for all of its preferred stock, the Company will first distribute its assets between the holders Series D Preferred, Series F Preferred, Series G

Preferred and Series H Preferred, on a pro rata basis dependant on the aggregate maximum liquidation preference of all of the Series D Preferred, Series F Preferred, Series G Preferred and Series H Preferred outstanding. The assets remaining after this initial distribution will be shared between the holders of Series B Preferred and Series C Preferred on a pro rata basis dependent on the aggregate maximum liquidation preference of all outstanding Series B Preferred and Series C Preferred. Any remaining assets will be distributed to holders of the Common Stock.

  Voting Rights

   The holders of shares of Series H Preferred are entitled to receive notice of all stockholder meetings and to vote on all matters submitted to the stockholders on an as-converted basis, voting together with the holders of the Common Stock as a single class. The holders of Series H Preferred are entitled to one vote for each share of Common Stock issuable upon conversion of the Series H Preferred as of the record date of the stockholder vote, or if no record date is specified, as of the date of the stockholder vote.

   For so long as at least 20% of the shares of Series H Preferred issued under the original Series H stock purchase agreements remain outstanding, the affirmative vote of the holders of two-thirds of the shares of Series H Preferred then outstanding are required for the Company to (i) alter or change the preferences, rights or powers of the Series H Preferred, or (ii) increase or decrease the authorized number of shares of Series H Preferred.

  Conversion to Common Stock

   The holders of Series H Preferred, at any time and from time to time, may convert all or any portion of the Series H Preferred, including any fraction of a share, into shares of the Common Stock (or shares or units of any security into which the Company's Common Stock is changed). Each share of Series H Preferred currently may be converted into ten shares of Common Stock. The rate at which shares of Series H Preferred may be converted to Common Stock shall be adjusted, from time to time, in order to prevent dilution of this right to so convert held by the holders of the Series H Preferred. In the event the Company issues or sells any shares of Common Stock or securities convertible into or exercisable for Common Stock for a consideration per share of Common Stock received or receivable upon conversion or exercise of such securities, of less than the market price of the Common Stock, determined as of the date of the initial issue or sale, the conversion rate of the Series H Preferred shall be proportionately adjusted to prevent dilution. The market price of the Common Stock for this purpose is determined as the average closing price of the Common Stock on The Nasdaq SmallCap Market for the twenty consecutive trading days immediately prior to the day on which market price is being determined. Certain permitted issuances, including, but not limited to options or shares granted under the Company s stock option plans or the granting of options for up to 75,000 shares of Common Stock to employees and consultants of the Company outside of the Company s stock option plans, will not trigger such an adjustment to the rate of conversion. As of September 11, 2003, the conversion ratio of the Series H Preferred, assuming that it was convertible, is one share of Series H Preferred convertible into 10 shares of Common Stock. As of September 11, 2003, the shares of Series H Preferred outstanding would be convertible into 5,000,000 shares of Common Stock, representing approximately 12.72% of the Company's outstanding Common Stock on a fully diluted basis. This conversion ratio takes into account the one-for-five reverse stock split of our Common Stock effected on April 25, 2002.

  Listing and Transfer Agent

   Our Series H Preferred is not listed. Velocity Express acts as the transfer agent and registrar for the Series H Preferred.

Stock Options and Warrants

   We currently sponsor the 1995 Stock Option Plan, the 2000 Stock Option Plan and the 1996 Director Stock Option Plan. These plans provide for the issuance of up to 2,310,000 shares. Options may be granted to employees, directors and consultants. With the exception of the 2000 Stock Option Plan, option prices are not less than the fair market value of our common stock on the date of grant. In the case of the 2000 Stock Option Plan, non-statutory options may be granted at not less than 85% of the fair market value of our common stock on the date of grant. The majority of the options vest annually in equal amounts over a three-year period. The 2000 Stock Option Plan also allows for the issuance of performance shares or restricted stock. As of September 11, 2003, we have 42,500 shares of restricted stock outstanding.

   The Company issues warrants to purchase our Common Stock from time to time as payments for services rendered to the Company or in connection with equity issuances. The following is information related to the outstanding warrants to purchase our Common Stock as of September 11, 2003:

                       Common Stock Warrants Outstanding
                       ---------------------------------
        Range of               Weighted-Average Remaining  Weighted-Average
     Exercise Prices  Number   Contractual Life (in years)  Exercise Price
     --------------- --------- --------------------------- ----------------
     $ 0.01 -  0.05  6,275,157            4.46                  $ 0.01
     $ 1.87 -  3.60    688,206            2.69                  $ 2.90
     $ 4.25 - 10.00    912,654            5.05                  $ 7.14
     $10.75 - 21.25     39,484            1.00                  $17.03
     $31.88 - 64.63     19,488            2.51                  $51.01
                     ---------
        Total:       7,934,989            4.36                  $ 1.29
                     =========

   In connection with the Series H Preferred issued in fiscal 2003, we issued a total of 6.3 million warrants to purchase our Common Stock with an exercise price of $0.01 per share and a term of five years. Warrants to purchase 2.5 million shares of our Common Stock were issued at the time the Series H Preferred was sold. The proceeds from the Series H Preferred were allocated based upon their relative fair values between the warrants and the Series H Preferred resulting in an allocation of $1.5 million from Series H Preferred to additional paid in capital that was recognized in the second and third quarters of fiscal 2003. Additionally, on May 1, 2003 we issued 3.8 million warrants to the holders of the Series H Preferred. The fair value of these warrants amounted to $2.5 million and will be accounted for in the fourth quarter of fiscal 2003 as a deemed dividend to the preferred shareholders which will increase the accumulated deficit and additional paid in capital. The warrants were priced at fair market value on the date of grant based on the closing price of the Company's common stock as quoted on the Nasdaq system.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

Revolving Credit Facility

   We intend to continue to fund operations through the extension of existing revolving credit and senior subordinated debt facilities. The revolving credit facility with Fleet Capital Corporation, allows for borrowings under the revolving note limited to the lesser of $40 million or an amount based on a defined portion of receivables. Interest for the first year is payable monthly at a rate of prime plus 1.25% (5.5% at March 29, 2003). We may elect the rate of LIBOR plus 3% at our discretion in which case interest is payable at the end of a LIBOR advance period. As of March 29, 2003, we have 88% of this facility under LIBOR contracts at interest rates ranging from 4.375% to 4.5%. In addition, we are required to pay a commitment fee of 0.375% on unused amounts of the total commitment, as defined in the agreement. The term of the facility is two years, ending January 2004. Our accounts receivable have been pledged to secure borrowings under the revolving note. We are subject to certain restrictive covenants, the more significant of which include limitations on dividends, acquisitions, new indebtedness in excess of $0.5 million and changes in capital structure. We are also required to maintain financial covenants related to capital expenditures and maintaining of minimum availability levels.

   We also have a senior subordinated note which has interest payable quarterly at 12% per annum and is due September 30, 2004. The note is subordinate to the revolving note. The initial carrying value of the senior subordinated note was reduced by $1.7 million for the fair value of the common stock warrant issued to the senior subordinated lender. The unamortized discount was $0.5 million at March 29, 2003, and is being amortized over the remaining three-year life of the note. The accompanying warrant to the senior subordinated lender has an exercise price of $7.44 per share and entitles the holder to acquire, in whole or in part 608,099 shares of our Common Stock, as adjusted to reflect certain anti-dilution rights as defined in the warrant purchase agreement.

                             PLAN OF DISTRIBUTION

   We are offering shares of our Series I Preferred directly to you pursuant to this rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation for exercise of subscription rights in this rights offering and no commissions, fees or discounts will be paid in connection with it. We may contact holders of Common Stock and Preferred Stock by mail, telephone, facsimile and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offers to beneficial owners of Common Stock or Preferred Stock. Our officers and other employees will not receive any commissions or compensation in connection with these activities other than their normal employment compensation. We will pay out-of pocket expenses, including payments to legal advisors, accountants and subscription agents, printing costs and mailing costs estimated to total approximately $110,000.

            CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

   The following is a summary of certain U.S. federal income tax consequences to holders of our Common Stock and Preferred Stock for the receipt of the subscription rights in this rights offering and the ownership of shares of Series I Preferred upon exercise of those subscription rights. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. We have not sought and do not intend to seek a ruling from the Internal Revenue Service ("IRS") or a formal opinion from counsel with respect to any of the tax consequences discussed below, and there is no assurance that the IRS will agree with our conclusions.

   This summary is limited to beneficial owners of our Common Stock and Preferred Stock who are United States persons for U.S. federal income tax purposes and who hold our Common Stock and Preferred Stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be applicable to you in light of your particular circumstances and does not address special classes of taxpayers that may be subject to special treatment under the Code (such as foreign persons, dealers in securities, financial institutions, partnerships and other pass-through entities, life insurance companies, tax-exempt organizations, persons holding our stock or subscription rights as part of a hedge, constructive sale, wash sale, straddle, or conversion transaction or persons whose functional currency is not the U.S. dollar). In addition, this summary does not address the effect of any state, local or foreign tax laws or the application of U.S. federal estate and gift tax or the alternative minimum tax.

   YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS BASED ON YOUR PARTICULAR FACTS AND CIRCUMSTANCES.

Subscription Rights

  Holders of Common Stock

   Receipt

   Based on relevant Treasury regulations, we believe that you should not be treated as receiving a taxable distribution on your Common Stock upon the receipt of subscription rights in the offering. However, the IRS may not agree with our position, in which case you would be treated as receiving a distribution which may be taxable on your Common Stock upon the receipt of subscription rights in the offering as described below under "Holders of Preferred Stock--Receipt." The remainder of this discussion assumes that you will not recognize taxable income upon the receipt of subscription rights in the offering.

   Tax Basis and Holding Period

   If, on the distribution date, the fair market value of the subscription rights you receive is less than 15% of the fair market value of the Common Stock with respect to which the rights are distributed, your tax basis in the subscription rights generally will be zero. However, you may irrevocably elect, in your U.S. federal income tax return for the year in which the subscription rights are received, to allocate your tax basis in the Common Stock between the Common Stock and the subscription rights in proportion to their relative fair market values on the distribution date. If, on the distribution date, the fair market value of the subscription rights you receive is greater than 15% of the fair market value of the Common Stock with respect to which the rights are distributed, you will be required to allocate your tax basis in the Common Stock between the Common Stock and the subscription rights in proportion to their relative fair market values on the distribution date. Your holding period for the subscription rights will include the holding period of the Common Stock with respect to which the rights are distributed.

   Expiration

   If your subscription rights lapse without being exercised, you will not recognize any gain or loss, and the tax basis of the Common Stock with respect to which such subscription rights were distributed will be equal to the tax basis in such Common Stock immediately before the receipt of the subscription rights in the rights offering.

   Exercise; Tax Basis in and Holding Period of Series I Preferred

   You will not recognize any gain or loss upon the exercise of subscription rights received in the rights offering. Your tax basis in the shares of Series I Preferred acquired upon exercise of the subscription rights will equal the tax basis, if any, in the subscription rights plus the subscription price. Your holding period for the shares of Series I Preferred will begin on the exercise date. See "Series I Preferred" below for a discussion of additional U.S. federal income tax consequences of the ownership and disposition of shares of Series I Preferred.

  Holders of Preferred Stock

   Receipt

   You should be treated as receiving a distribution with respect to your Preferred Stock in an amount equal to the fair market value of the subscription rights (generally, value in excess of the subscription price), which should not result in any current dividend income to you because we do not believe that we have or will have any current or accumulated earnings and profits, as computed for federal income tax purposes, this year. The amount of the distribution should be applied to reduce, but not below zero, your tax basis in the Preferred Stock with respect to which the subscription rights are distributed, and any excess generally should be taxable as capital gain to you (long-term capital gain if you held your Preferred Stock for more than one year).

   Tax Basis and Holding Period

   Your tax basis in your subscription rights will equal their fair market value on the distribution date (generally, the value in excess of the subscription price). Your holding period for the subscription rights will begin on the date of the distribution.

   Expiration

   If your subscription rights lapse without being exercised, you will recognize a short-term capital loss equal to your tax basis in such expired subscription rights. The ability of individuals to offset capital losses is limited.

   Exercise; Tax Basis in and Holding Period of Series I Preferred

   See discussion above under "--Holders of Common Stock--Exercise; Tax Basis in and Holding Period of Series I Preferred."

Series I Preferred

  Cash Distributions

   Cash distributions with respect to the Series I Preferred generally will be taxed as dividend income to the extent of your ratable share of our current and accumulated earnings and profits. Cash distributions in excess of our earnings and profits will be applied to reduce, but not below zero, your tax basis in the Series I Preferred, and any excess generally will be taxable as capital gain to you (long-term if you held your Series I Preferred for more than one year at the time of the distribution). Under current law, the maximum tax rate on most dividends received by individuals before January 1, 2009 is 15%. The maximum tax rate on net long-term capital gain recognized by individuals before January 1, 2009 is 15% under current law, and the ability of individuals to offset capital losses is limited.

  Adjustments

   In general, anti-dilution adjustments do not result in constructive distributions. However, in certain circumstances, an adjustment to the conversion ratio of the Series I Preferred, or the failure to make such an adjustment, may result in constructive distributions taxable as dividends. In such event, your tax basis in the Series I Preferred would be increased by the amount of any such dividend.

  Conversion

   You will not recognize gain or loss upon the conversion of shares of Series I Preferred into shares of our Common Stock (except to the extent of cash, if any, received in lieu of fractional shares of Common Stock). Your tax basis in the shares of Common Stock will equal your tax basis in the shares of Series I Preferred exchanged therefor, and your holding period with respect to the shares of Common Stock will include your holding period for the shares of Series I Preferred exchanged therefor. The receipt of cash (if any) in lieu of a fractional interest in a share of Common Stock will be taxed as if the fractional share of Common Stock had been issued and then redeemed for cash. Accordingly, you should generally recognize gain or loss in an amount equal to the difference between the amount of cash received for the fractional interest and your tax basis in the fractional interest.

  Disposition

   The sale or other taxable disposition of shares of Series I Preferred will result in capital gain or loss equal to the difference between the amount realized in the disposition and your tax basis in the Series I Preferred immediately before the disposition. Such capital gain or loss will be long-term if you held the Series I Preferred for more than one year.

  Redemption

   Under Section 302 of the Code, a redemption of Series I Preferred generally will be treated as a sale or exchange if such redemption completely terminates your entire actual and constructive stock interest in our equity or is "not essentially equivalent to a dividend" with respect to you. In determining whether either of these two tests is met, you must take into account the shares of stock actually owned by you as well as the shares of stock constructively owned by you under the constructive ownership rules of section 318 of the Code. Under these constructive ownership rules, you will be deemed to own any shares of our capital stock that are owned, actually and in some cases constructively, by certain related individuals or entities and any shares of our capital stock that you have a right to acquire by exercise of an option or by conversion or exchange of a security.

   A redemption of shares of your Series I Preferred will be treated as "not essentially equivalent to a dividend" if you experience a "meaningful reduction" in your percentage interest in our equity as a result of the redemption. Depending on your particular circumstances, taking into account whether you are part of management or the Board of Directors of the Company, even a small reduction in your stock ownership interest in us may satisfy this test.

   If the redemption is treated as a sale or exchange, you will recognize capital gain or loss equal to the difference between the amount received in the redemption and your tax basis in the Series I Preferred immediately before the redemption. Such capital gain or loss will be long-term if you have held the Series I Preferred for more than one year. If the redemption does not constitute a sale or exchange, the receipt of cash will be treated as a distribution with respect to the Series I Preferred subject to the rules described above under "--Cash Distributions."

                                 LEGAL MATTERS

   The validity of the subscription rights, the shares of Series I Preferred and the Common Stock issuable upon conversion of the Series I Preferred offered pursuant to this rights offering under this prospectus will be passed upon for us by our General Counsel, Wesley C. Fredenburg.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual report on Form 10-K/A-2 for the year ended June 29, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements other information with the Securities and Exchange Commission, or the SEC. You may read or copy any document we file at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this information may also be obtained by mail from the SEC's Public Reference Branch at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, our filings with the SEC are also available to the public on the SEC's internet Web site at www.sec.gov.

   We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to this rights offering. This prospectus does not contain all of the information set forth in the registration statement and its exhibits. Statements made by us in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete. For a more complete description of these contracts, agreements or other documents, you should carefully read the exhibits to the registration statement and the documents which we reference under the caption "Incorporation of Certain Documents by Reference."

   The registration statement, together with its exhibits and schedules, which we filed with the SEC, may also be reviewed and copied at the public reference facilities of the SEC located at the addresses set forth above. Please call the SEC at 1-800-SEC-0330 for further information on its public reference facilities.

   This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained, or incorporated by reference in, this prospectus. We have not authorized anyone to provide information different from that contained in, or incorporated by reference in, this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any circumstance under which the offer or solicitation is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                          FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

   Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

  . we have sustained losses applicable to holders of our Common Stock in the past and we may continue to sustain losses applicable to holders of our Common Stock in the future;

  .  we may not be successful in implementing our growth plans;

  . we may need additional capital to finance our growth and working capital needs;

  .  we have substantial indebtedness;

  .  our revolving credit facility matures on January 28, 2004;

  . our debt instruments contain significant financial and operational requirements;

  . our ability to comply with the financial covenants in our credit agreements will be affected by our financial performance as well as events beyond our control, including prevailing economic, financial and industry conditions;

  . rapid technological changes in communications technology may require substantial expenditures by us;

  . we face significant risks of tax authorities classifying independent contractors as our employees;

  . we could be subject to claims for personal injury, death and property damage;

  . we could be subject to claims for non-delivery or delayed delivery of packages;

  . we face many risks unique to the package shipping and same-day delivery industries;

  .  we must comply with various governmental regulations;

  .  we face intense competition in the market for same-day delivery services;

  .  we depend on our key personnel;

  .  the loss of significant customers could adversely affect our business;

  . our stock may be delisted from Nasdaq because we may not meet the minimum bid price and market capitalization requirements for continued listing;

  .  we have a substantial investment in equipment and technology; and

  . terrorist attacks and threats or actual war may negatively impact all aspects of our operations.

   We undertake no obligation to revise the forward-looking statements included in this prospectus to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in this prospectus under the caption "Risk Factors" as well as elsewhere in this prospectus and Velocity Express' other filings with the SEC. See "Where You Can Find More Information."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC, allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. Specifically, we are incorporating by reference the following documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the completion of the offering:

  . Annual Report on Form 10-K for the fiscal year ended June 29, 2002, as amended by our Form 10-K/A filed on October 8, 2002 and our Form 10-K/A filed on July 28, 2003.

  . Quarterly Report on Form 10-Q for the period ended September 28, 2002, as amended by our Form 10-Q/A filed on July 28, 2003;

  . Quarterly Report on Form 10-Q for the period ended December 28, 2002, as amended by our Form 10-Q/A filed on July 28, 2003;

  .  Quarterly Report on Form 10-Q for the period ended March 29, 2003; and

  .  Current Reports on Form 8-K filed on January 24, 2003 and May 14, 2003.

   You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              Corporate Secretary
                         Velocity Express Corporation
                         7803 Glenroy Road, Suite 200
                         Minneapolis, Minnesota 55439
                                (612) 492-2400

   Any statement contained in this prospectus or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference in this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                                   PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, to be paid by the Registrant.

               SEC Registration Fee.................... $  1,497
               Printing and Engraving Fees and Expenses   15,000
               Accounting Fees and Expenses............   25,000
               Legal Fees and Expenses.................   50,000
               Blue Sky Filing Fees....................   15,000
               Miscellaneous...........................    3,503
                                                        --------
               Total................................... $110,000
                                                        ========

   All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by the Company.

Item 15. Indemnification of Officers and Directors

   Section 145 of the General Corporation Law of the State of Delaware, or DGCL, empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

   Article Five of the by-laws of Velocity Express provides that Velocity Express may indemnify and hold harmless, to the fullest extent authorized by the DGCL, any person who is, or is threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or an officer of Velocity Express or is or was serving at the request of Velocity Express as a director, officer, employee or agent of any other corporation or entity, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all expense, liability and loss reasonably incurred by such indemnitee in connection with those proceedings. This right to indemnification includes the right to have Velocity Express advance the funds to cover expenses (including attorneys' fees) incurred in defending any of those proceeding in advance of its final disposition; provided, however, that, if required by the DGCL, this expense advancement shall be made only upon delivery to Velocity Express of an undertaking by or on behalf of that indemnitee to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses. If a claim for indemnification under Velocity Express' by-laws is not paid in full by the Company within thirty (30) days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by Velocity Express to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses shall be on the Corporation.

   Article Nine of the certificate of incorporation of Velocity Express limits the personal liability of the directors of Velocity Express for violations of their fiduciary duty. This provision eliminates each director's liability to Velocity Express or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to Velocity Express or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

   The Company maintains a directors and officers insurance policy.

Item 16. List of Exhibits

   The following is a list of all exhibits filed as a part of this registration statement on Form S-3, including those incorporated in this registration statement by reference.

Exhibit
Number                                    Description of Exhibit
------                                    ----------------------

  4.1   Certificate of Designation of Series I Convertible Preferred Stock*

  4.2   Form of Subscription Rights Certificate*

  4.3   Form of Series I Convertible Preferred Stock Certificate*

  5.1   Opinion of Wesley C. Fredenburg regarding the legality of the securities being registered*

 12.1   Statement regarding Computation of Ratios*

 23.1   Consent of Ernst & Young LLP, Independent Auditors*

 24.1   Powers of Attorney*

 99.1   Form of Instructions for Use of Velocity Express Subscription Rights Certificates*

 99.2   Form of Notice of Guaranteed Delivery*

 99.3   Form of Letter to Stockholders Who are Recordholders*

 99.4   Form of Letter to Stockholders Who are Not Beneficial Owners*

 99.5   Form of Letter to Clients of Stockholders Who are Not Beneficial Owners*

 99.6   Form of Nominee Holder Certification*

 99.7   Form of Beneficial Owner Election Form*

--------
* Filed herewith

Item 17. Undertakings

   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

   provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Minnesota, on September 30, 2003.

                                              VELOCITY EXPRESS CORPORATION

                                              By:     /S/  VINCENT A. WASIK
                                                  -----------------------------
                                                        Vincent A. Wasik
                                                     Chairman of the Board,
                                                        President and CEO

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

            Name                           Title                     Date
            ----                           -----                     ----

    /S/  VINCENT A. WASIK      Chairman of the Board,         September 30, 2003
-----------------------------  President and   CEO
      Vincent A. Wasik         (Principal Executive Officer)

      /S/  MARK E. TIES        Chief Financial Officer        September 30, 2003
-----------------------------  (Principal   Financial and
        Mark E. Ties           Accounting Officer)

     /S/  JAMES G. BROWN       Director                       September 30, 2003
-----------------------------
       James G. Brown

     /S/  DOUGLAS HSIEH        Director                       September 30, 2003
-----------------------------
        Douglas Hsieh

      /S/  ALEX PALUCH         Director                       September 30, 2003
-----------------------------
         Alex Paluch

       /S/  JACK KEMP          Director                       September 30, 2003
-----------------------------
          Jack Kemp

   /S/  RICHARD A. KASSAR      Director                       September 30, 2003
-----------------------------
      Richard A. Kassar

    /S/  LESLIE E. GRODD       Director                       September 30, 2003
-----------------------------
       Leslie E. Grodd

                                 EXHIBIT INDEX

Exhibit
Number                                    Description of Exhibit
------                                    ----------------------

  4.1   Certificate of Designation of Series I Convertible Preferred Stock*

  4.2   Form of Subscription Rights Certificate*

  4.3   Form of Series I Convertible Preferred Stock Certificate*

  5.1   Opinion of Wesley C. Fredenburg regarding the legality of the securities being registered*

 12.1   Statement regarding Computation of Ratios*

 23.1   Consent of Ernst & Young LLP, Independent Auditors*

 24.1   Powers of Attorney*

 99.1   Form of Instructions for Use of Velocity Express Subscription Rights Certificates*

 99.2   Form of Notice of Guaranteed Delivery*

 99.3   Form of Letter to Stockholders Who are Recordholders*

 99.4   Form of Letter to Stockholders Who are Not Beneficial Owners*

 99.5   Form of Letter to Clients of Stockholders Who are Not Beneficial Owners*

 99.6   Form of Nominee Holder Certification*

 99.7   Form of Beneficial Owner Election Form*

--------
* Filed herewith.